Exhibit 10.83

Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

License Agreement

By and Between

Amgen Inc.

and

Takeda Pharmaceutical Company Limited

Dated

February 1, 2008

CONFIDENTIAL

Table of Contents

1 DEFINITIONS	1

2 COLLABORATION SCOPE AND GOVERNANCE	10

3 GRANT OF LICENSE	14

4 DEVELOPMENT AND REGULATORY ACTIVITIES	18

5 COMMERCIALIZATION	25

6 DILIGENT EFFORTS; DISTRACTING PROGRAMS AND TRANSACTIONS	27

7 MANUFACTURE AND SUPPLY	30

8 PAYMENT	31

9 INTELLECTUAL PROPERTY	36

10 CONFIDENTIALITY AND PUBLICATIONS	38

11 REPRESENTATIONS, WARRANTIES AND COVENANTS	41

12 LIMITATIONS OF LIABILITY; INSURANCE	43

13 INDEMNIFICATION	43

14 TERM AND TERMINATION	45

15 MISCELLANEOUS	47

SCHEDULES

CONFIDENTIAL	i

License Agreement

Preamble

This License Agreement (this “Agreement”) is entered into as of the 1st day of February, 2008 (the “Effective Date”) by and between Amgen Inc., a Delaware corporation having its principal place of business at One Amgen Center Drive, Thousand Oaks, CA 91320-1799 (“Amgen”), and Takeda Pharmaceutical Company Limited, a Japanese corporation having its principal place of business at 1-1, Doshomachi 4-Chome, Chuo-ku, Osaka 540-8645, Japan (“Licensee”). Amgen and Licensee are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

Recitals

WHEREAS, Amgen is a global biotechnology company that conducts pharmaceutical research, development, manufacturing and commercialization;

WHEREAS, Licensee is a global pharmaceutical company that conducts pharmaceutical research, development, manufacturing and commercialization; and

WHEREAS, Amgen wishes to partner with Licensee, and Licensee wishes to partner with Amgen, in each case with respect to the worldwide development and commercialization of a product Amgen is developing that is referred to as AMG706 in the Indications (each as defined below), all in accordance with the terms and conditions hereof.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereto agree as follows:

1 DEFINITIONS

1.1.	“Additional Indications” shall mean, with respect to Licensed Product, any specific indications other than the NSCLC Indication that are mutually agreed upon by the Parties through the Development Committee pursuant to Section 6.6 (Additional Indications).

1.2.	“Affiliate” shall mean any corporation, person or other entity which directly or indirectly controls, is controlled by or is under common control with a Party, for so long as such control exists. For the purposes of this Section 1.2 (“Affiliate”), “control” of a corporation or other entity shall mean: (i) in the case of any corporate entity, direct or indirect ownership of more than fifty percent (50%) of the stock having the right to vote for the election of directors thereof; or (ii) in the case of any non-corporate entity, direct or indirect ownership of more than fifty percent (50%) of the equity or income interest therein.

1.3.	“Agreement” shall have the meaning set forth in the Preamble.

1.4.	“Amgen” shall have the meaning set forth in the Preamble.

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1.5.	“Amgen Development Data” shall mean the preclinical and clinical data generated by or on the behalf of Amgen or its Affiliates on a worldwide basis in the course of its preclinical and clinical development of Licensed Product in an Indication, both before and after [*] of this Agreement.

1.6.	“Amgen Indemnitees” shall have the meaning set forth in Section 13.1 (Indemnity).

1.7.	“Amgen Territory” shall mean the United States, Canada and Mexico and their respective territories and possessions.

1.8.	“AMG706” shall mean that certain small molecule known as motesanib diphosphate in clinical development as of [*].

1.9.	“Asia” shall mean the following countries and their respective territories and possessions: [*] and [*].

1.10.	“Bundle” shall mean the Licensed Product sold to an end-user together with another pharmaceutical compound for a single price.

1.11.	“[*] Quarter” shall mean a three-month period beginning on [*].

1.12.	“[*] Year” shall mean a one-year period beginning on [*] and ending on [*].

1.13.	“Change of Control” shall mean, with respect to Licensee, the occurrence of any of the following events: [*].

1.14.	“Claims” shall have the meaning set forth in Section 13.1 (Indemnity).

1.15.	“Collaboration” shall have the meaning set forth in Section 2.1 (Conduct of the Collaboration).

1.16.	“Commercialization Committee” shall mean the committee established by the Parties to oversee and coordinate the commercialization of the Licensed Product pursuant to the Collaboration and shall have the responsibilities set forth in Section 2.10 (Commercialization Committee).

1.17.	“Commercialization Costs” shall mean [*]. Commercialization Costs shall not include any of the foregoing costs in this Section 1.17 with respect to Japan.

1.18.	“Confidential Information” shall have the meaning set forth in Section 10.1 (Confidentiality; Exceptions).

1.19.	“Contract Interest Rate” shall mean [*] plus the [*] rate effective for the date [*] as published by The Wall Street Journal, Eastern U.S. Edition, on the [*] (or, if unavailable on such date, [*] on which such rate is available), or, if lower, the maximum rate permitted by Law.

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1.20.	“Control” shall mean, with respect to any Information or intellectual property, that the applicable Party owns or has a license to such Information or intellectual property and has the right to grant to the other Party access to and a license or sublicense (as applicable) under such Information or intellectual property as set forth herein without violating the terms of any agreement with any Third Party as of the time such Party would first be required hereunder to grant such access and license or sublicense or, with respect to Japan only, requiring any payment (whether or not then due and payable) under any agreement with any Third Party as of the time such Party would first be required hereunder to grant such access and license or sublicense.

1.21.	“Cost of Goods Sold” shall mean the [*]. Cost of Goods Sold shall include [*] such activities. Cost of Goods Sold shall not include any of the foregoing costs in this Section 1.21 with respect to Japan.

1.22.	“Cost of Sales” shall mean the sum of Cost of Goods Sold and [*].

1.23.	“Development Committee” shall mean the committee established by the Parties to oversee and coordinate the development of the Licensed Product pursuant to the Collaboration and shall have the responsibilities set forth in Section 2.9 (Development Committee).

1.24.	“Development Costs” shall mean [*]. Development Costs shall not include any of the foregoing costs in this Section 1.24 with respect to Japan.

1.25.	“Development Plan” shall have the meaning set forth in Section 2.9.3 (Development Plans).

1.26.	“Distracting Product” shall mean any [*].

1.27.	“Distracting Product Commercial Conditions” shall have the meaning set forth in Section 6.3 (Addition of Distracting Products).

1.28.	“Distracting Product Expiration Date” shall have the meaning set forth in Section 6.3 (Addition of Distracting Products).

1.29.	“Distracting Program” shall mean the [*] by either Party of any Distracting Product.

1.30.	“Distracting Transaction” shall mean any transaction entered into by a Party or its Affiliate after [*] whereby a Third Party that is engaged in a Distracting Program becomes an Affiliate of such Party prior to the Distracting Product Expiration Date.

1.31.	“Distracting Transaction Affiliates” shall mean those entities that are or would become Affiliates of a Party by virtue of a Distracting Transaction.

1.32.	“Distracting Transaction Party” shall have the meaning set forth in Section 6.4 (Distracting Transactions).

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1.33.	“Divest” shall mean, with respect to any Distracting Product or Distracting Program, the sale, exclusive license or other transfer of all of the right, title and interest in and to the applicable Distracting Product, including technology and other intellectual property and other assets materially relating thereto, to an independent Third Party, without the retention or reservation of any rights, title or interest (other than solely an economic interest) in or to the applicable Distracting Product or Distracting Program by the relevant Party or its Affiliates.

1.34.	“Effective Date” shall have the meaning set forth in the Preamble.

1.35.	“EMEA” shall mean the European Medicines Evaluation Agency or any successor agency thereof.

1.36.	“Europe” shall mean the following countries and territories: [*].

1.37.	“FDA” shall mean the United States Food and Drug Administration, and any successor agency thereto.

1.38.	“Federal Court” shall have the meaning set forth in Section 15.12 (Jurisdiction and Venue).

1.39.	“First Commercial Sale” shall mean with respect to a Party, the first sale of a Licensed Product following Regulatory Approval by or on the behalf of such Party or any of its Affiliates or licensees.

1.40.	“Force Majeure” shall have the meaning set forth in Section 15.9 (Force Majeure).

1.41.	“FTE” shall mean the equivalent of the work of one employee full time for one year (consisting of at least a total of [*] weeks or [*] hours per year (excluding vacations and holidays)). Overtime, and work on weekends, holidays and the like shall not be counted with any multiplier (e.g., time-and-a-half or double time) toward the number of hours that are used to calculate the FTE contribution.

1.42.	“FTE Rate” shall mean [*] per full-time employee per year (as of [*]), increasing by [*] of the then-current FTE Rate on [*].

1.43.	“GAAP” shall mean either Japanese (with respect to Licensee) or U.S. (with respect to Amgen) generally accepted accounting principles, consistently applied, as used by a Party to record the relevant transaction.

1.44.	“Governmental Authority” shall mean any government administrative agency, commission or other governmental authority, body or instrumentality, or any federal, state, local, domestic or foreign governmental regulatory body.

1.45.	“Gross Profit” shall mean Net Sales of Licensed Product (excluding Net Sales in Japan) less the Cost of Sales for such Licensed Product, plus any Recoveries.

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1.46.	“Indemnified Party” shall have the meaning set forth in Section 13.2 (Claim for Indemnification).

1.47.	“Indemnifying Party” shall have the meaning set forth in Section 13.2 (Claim for Indemnification).

1.48.	“Indications” shall mean with respect to each Licensed Product, the treatment, palliation, prevention or prophylaxis of disease in humans with respect only to (i) the NSCLC Indication, and (ii) any Additional Indication.

1.49.	“Information” shall mean all tangible and intangible techniques, information, technology, practices, trade secrets, inventions (whether patentable or not and whether or not reduced to practice), processes, methods, knowledge, know-how, conclusions, skill, experience, test data and results (including pharmacological, toxicological and clinical test data and results), analytical and quality control data, results or descriptions, software and algorithms.

1.50.	“Initiation” of a clinical trial or to “Initiate” a clinical trial shall mean the first dosing of a human subject with a Licensed Product in such trial.

1.51.	“Joint Loss(es)” shall have the meaning set forth in Section 13.3 (Joint Losses).

1.52.	“Joint Patents” shall mean any invention, patent or patent application jointly owned by the Parties pursuant to Section 9.1 (Ownership).

1.53.	“Joint Project Team” shall mean the committee established by the Parties to coordinate the activities of the Parties hereunder and to establish and designate subcommittees as necessary to manage the activities of the Parties hereunder.

1.54.	“Law” shall mean, individually and collectively, any and all laws, ordinances, rules, directives, administrative circulars and regulations of any kind whatsoever of any Governmental Authority within the applicable jurisdiction.

1.55.	“Licensed Amgen Know-How” shall mean Information Controlled by Amgen (or its Affiliates), as of [*] or thereafter during the Term, that is reasonably necessary for Licensee to develop or commercialize a Licensed Product in the Indications in the Licensee Territory. Licensed Amgen Know-How shall include Amgen Development Data that is reasonably necessary for Licensee to develop or commercialize a Licensed Product in the Indications in the Licensee Territory. Except to the extent otherwise mutually agreed by the Parties in connection with any supply arrangement entered into pursuant to Section 7.3 (Commercial Supply), Licensed Amgen Know-How does not include Amgen manufacturing Information. Licensed Amgen Know-How shall include Information known to the employees of Amgen K.K., Amgen’s wholly-owned subsidiary that is being acquired by Licensee, as of the consummation of the transactions contemplated in that certain Sale and Purchase Agreement executed concurrently herewith that is reasonably necessary for Licensee to develop or commercialize a Licensed Product in the Indications in the Licensee Territory.

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1.56.	“Licensed Amgen Patents” shall mean those patents and patent applications set forth on the Licensed Amgen Patents Schedule, as well as any continuation, divisional, substitution, continuations-in-part, reissue, reexamination, provisional and converted provisional applications thereof, [*]. For purposes of determining whether a patent application falls within this definition, a patent application shall be considered “infringed” if its pending claims would be infringed if issued as then currently set forth in the patent application.

1.57.	“Licensed Amgen Trademarks” shall mean any trademark rights Controlled by Amgen (or its Affiliates) in the Licensee Territory on or after [*] and corresponding to any trademarks adopted by Amgen for use with a Licensed Product in an Indication in the Amgen Territory (not including any corporate or house marks, and not including any marks to the extent such marks would conflict with any right of any Third Party inside the Licensee Territory).

1.58.	“Licensed Licensee Know-How” shall mean Information Controlled by Licensee (or its Affiliates), as of [*] or thereafter during the Term, that is reasonably necessary for Amgen to develop, manufacture or commercialize a Licensed Product in the Territory in any Indication. Licensed Licensee Know-How shall include Licensee Development Data that is reasonably necessary for Amgen to develop, manufacture or commercialize a Licensed Product in the Territory in any Indication.

1.59.	“Licensed Licensee Patents” shall mean those patents and patent applications Controlled by Licensee or its Affiliates (including an interest in a patent or Joint Patent pursuant to Section 9.1 (Ownership)) that [*]. For purposes of determining whether a patent application falls within this definition, a patent application shall be considered “infringed” if its pending claims would be infringed if issued as then currently set forth in the patent application.

1.60.	“Licensed Licensee Trademarks” shall mean any trademarks adopted by Licensee for use with a Licensed Product in the Licensee Territory in the Indications (not including any corporate or house marks or Licensed Amgen Trademarks).

1.61.	“Licensed Product” shall mean any pharmaceutical composition comprising [*].

1.62.	“Licensee” shall have the meaning set forth in the Preamble.

1.63.	“Licensee Assumed Item” shall have the meaning set forth in Section 9.2.1(ii) (Licensee Secondary Prosecution).

1.64.	“Licensee Development Data” shall mean the preclinical and clinical data generated by or on behalf of Licensee or its Affiliates in the course of its preclinical (if any) and clinical development of a Licensed Product, on or after [*].

1.65.	“Licensee Indemnitees” shall have the meaning set forth in Section 13.1 (Indemnity).

1.66.	“Licensee Territory” shall mean the entire world excluding the Amgen Territory.

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1.67.	“Licensee Territory IP” shall have the meaning set forth in Section 9.4.1 (In Licensee Territory).

1.68.	“Licensee Territory Patents and Trademarks” shall have the meaning set forth in Section 9.2.1 (i) (Amgen Primary Prosecution).

1.69.	“Losses” shall have the meaning set forth in Section 13.1 (Indemnity).

1.70.	“MHLW” shall mean the Japanese Ministry of Health, Labour and Welfare, and any successor agency thereto.

1.71.	“Net Operating Profit” shall mean, with respect to each Party, such Party’s share of Gross Profit less such Party’s share of Operating Expenses.

1.72.	“Net Sales” shall mean with respect to a given period, the gross invoiced sales price for a Licensed Product sold by or on behalf of a Party, its Affiliates or licensees hereunder to Third Parties (not including such Party’s Affiliates, unless and to the extent such Affiliate is the end-user of such a Licensed Product) during such period, less the total of the following charges or expenses, as determined in accordance with GAAP:

1.72.1.	Trade, cash, prompt payment and quantity discounts;

1.72.2.	Returns, allowances, rebates, chargebacks and payments to government agencies;

1.72.3.	Retroactive price reductions;

1.72.4.	Fees paid to distributors, wholesalers, selling agents (excluding any sales representatives of a Party or any of its Affiliates), group purchasing organizations and managed care entities;

1.72.5.	Credits and allowances for product replacement, whether cash or trade; and

1.72.6.	Non-recoverable sales taxes, excise taxes, tariffs and duties (excluding taxes when assessed on income derived from sales);

in each case, to the extent related to sales of a Licensed Product in an Indication and actually given.

1.73.	“NSCLC Indication” shall mean the treatment, palliation, prevention or prophylaxis of disease in humans with respect only to non-small cell lung cancer (NSCLC).

1.74.	“Ongoing Studies” shall mean those clinical studies that are being undertaken by Amgen as of [*] with respect to the Licensed Product, including those set forth on the Ongoing Studies Schedule.

1.75.	“Operating Expenses” shall mean [*]. Operating Expenses shall include Commercialization Costs and Other Collaboration Costs. Operating Expenses shall not include any of the foregoing costs in this Section 1.75 with respect to Japan.

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1.76.	“Other Collaboration Costs” shall mean [*]. Other Collaboration Costs shall not include any of the foregoing costs in this Section 1.76 with respect to Japan.

1.77.	“Party/Parties” shall have the meaning set forth in the Preamble.

1.78.	“Patent Matters” shall have the meaning set forth in Section 9.2.1(i) (Amgen Primary Prosecution).

1.79.	“Phase I Trial” shall mean, with respect to the United States, any human clinical trial, the principal purpose of which is preliminary determination of safety in healthy individuals or patients as required under 21 C.F.R. §312.21(a), or, with respect to a jurisdiction other than the United States, an equivalent clinical study.

1.80.	“Phase II Trial” shall mean, with respect to the United States, any human clinical trial conducted in the specific patient population with the disease or condition of interest intended to be studied in a Phase III Trial for the purposes of preliminary assessment of safety and efficacy in the indication being studied, and selection of the dose regimen(s) to be studied in a Phase III Trial, as described under 21 C.F.R. §312.21(b), and that, if the defined end-points are met, is sufficient to allow the Initiation of a Phase III Trial in the indication being studied, or, with respect to a jurisdiction other than the United States, an equivalent clinical study.

1.81.	“Phase III Trial” shall mean, with respect to the United States, any human clinical trial, that, if the defined end-points are met, is intended to be a pivotal trial for obtaining Regulatory Approval in the indication being studied or to otherwise establish safety and efficacy in patients with the indication being studied for purposes of filing for Regulatory Approval with the FDA as required under 21 C.F.R. §312.21(c), or, with respect to a jurisdiction other than the United States, an equivalent clinical study.

1.82.	“Prior Agreement” shall have the meaning set forth in Section 10.4 (Prior Agreement).

1.83.	“Publishing Party” shall have the meaning set forth in Section 10.5.2 (Oversight and Review).

1.84.	“Reasonably Diligent Efforts” shall mean, with respect to a Party and a particular Licensed Product, the application of a level of resources, efforts and urgency to develop and commercialize such Licensed Product consistent with such Party’s practices in pursuing the development and commercialization of its other high-value pharmaceutical products in light of its characteristic features, target indication, competitiveness, sales volume and intellectual property situation, but in no event less than the high professional standards and level commonly applied by other pharmaceutical companies to their high-value pharmaceutical products. [*].

1.85.	“Recall” means a “recall” or “market withdrawal” (each as defined per Section 7.3 of Title 21 (Food and Drugs) of the Code of Federal Regulations, or, with respect to a jurisdiction other than the United States, the equivalent regulations of the applicable Governmental Authority in such jurisdiction) of Licensed Product or any lots thereof.

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1.86.	“Recoveries” shall mean [*]. Recoveries shall not include any of the foregoing amounts in this Section 1.86 with respect to Japan.

1.87.	“Regulatory Approval” shall mean, with respect to a country or territory, the product-specific approvals from a Governmental Authority necessary for the marketing, distribution and sale of a Licensed Product in such country or territory.

1.88.	“Regulatory Filing” shall mean any filing with any Governmental Authority with respect to the development, marketing, commercialization or reimbursement of a Licensed Product.

1.89.	“Reviewing Party” shall have the meaning set forth in Section 10.5.2 (Oversight and Review).

1.90.	“SOPs” shall have the meaning set forth in Section 4.14 (Recalls).

1.91.	“SPC” shall mean any patent term extension or related extension of rights, including supplementary protection certificates and similar rights.

1.92.	“State Court” shall have the meaning set forth in Section 15.12 (Jurisdiction and Venue).

1.93.	“Steering Committee” shall mean the committee established by the Parties to oversee and coordinate their activities hereunder, and to ensure appropriate communication and oversight by the Parties, as set forth in Section 2.7 (Steering Committee).

1.94.	“Taxes” shall mean any tax, excise or duty, other than taxes upon income.

1.95.	“Term” shall mean the period beginning on [*] and ending upon the termination of this Agreement pursuant to Article 14 (Term and Termination).

1.96.	“Termination Date” shall have the meaning set forth in Section 14.3 (Effect of Termination).

1.97.	“Territory” shall mean the entire world.

1.98.	“Third Party” shall mean any entity other than a Party or an Affiliate of a Party.

1.99.	“Third Party Royalties” shall mean [*]. Third Party Royalties shall not include any of the foregoing amounts in this Section 1.99 with respect to Japan.

1.100.	“Transition Period” shall have the meaning set forth in Section 14.5 (Transition Period).

1.101.	“VAT” shall mean any value added tax.

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2 COLLABORATION SCOPE AND GOVERNANCE

2.1	Conduct of the Collaboration. The Parties shall cooperate to develop and commercialize the Licensed Product in the Indications in the Territory, in accordance with the terms and conditions of this Agreement (the “Collaboration”).

2.2	Governance. The Collaboration shall be governed by (i) a Steering Committee, which shall oversee the activities of the Parties hereunder generally, (ii) a Joint Project Team, which shall coordinate the activities of the Parties hereunder, and (iii) subcommittees of the Joint Project Team which shall be established by the Joint Project Team as necessary to manage the activities of the Parties hereunder. Two such subcommittees shall be those of the Development Committee and the Commercialization Committee, which shall oversee the development and commercialization of the Licensed Product hereunder, respectively. The Steering Committee, the Joint Project Team, the Development Committee and the Commercialization Committee shall be formed promptly following [*].

2.3	Membership. Unless otherwise mutually agreed by the Parties, the Joint Project Team, the Development Committee and the Commercialization Committee shall each be comprised of [*] members appointed by Amgen and [*] members appointed by Licensee. Each committee shall be led by [*] co-chairs, [*] appointed by each of the Parties. Unless otherwise mutually agreed by the Parties, the Steering Committee shall be comprised of [*] members appointed by Amgen and [*] member appointed by Licensee. The Joint Project Team shall have the right to delegate any of its responsibilities to one or more subcommittees as it determines appropriate.

2.4	Replacement of Members. Each Party shall have the right to replace its committee members or co-chairs by written notice to the other Party. In the event any committee member or co-chair becomes unwilling or unable to fulfill his or her duties hereunder, the Party that appointed such member shall promptly appoint a replacement by written notice to the other Party.

2.5	Input from other Personnel. Any committee member shall have the right to solicit input or assistance from any other personnel of the Party that appointed such member.

2.6	No Authority to Amend or Modify. Notwithstanding anything herein to the contrary, no committee shall have any authority to amend, modify or waive compliance with this Agreement.

2.7	Steering Committee. The Steering Committee shall be responsible for overseeing the Parties’ conduct of the Collaboration generally, and for ensuring an appropriate level of oversight of the Collaboration.

2.7.1.

Meetings. The Steering Committee shall meet [*] in person, via teleconference or videoconference or otherwise (with at least [*] meeting per [*] Year being in person), or as otherwise agreed by the Parties. Any in-person meetings shall be held on an alternating basis between Licensee’s and Amgen’s facilities, unless otherwise agreed by the Parties. As appropriate, other employee representatives

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of the Parties may attend Steering Committee meetings as nonvoting participants, but no Third Party personnel may attend unless otherwise agreed by the Parties. Each Party may also call for special meetings as reasonably required to resolve particular matters requested by such Party by at least [*] days written notice to the co-chair appointed by the other Party. All Steering Committee meetings must have at least [*] member appointed by each Party in attendance.

2.7.2.	Reporting. The Joint Project Team shall keep the Steering Committee fully and promptly informed of progress and results of activities conducted by the Parties hereunder and shall fully inform the Steering Committee with respect to all relevant facts and activities reasonably requested by any member thereof regarding Licensed Product.

2.7.3.	Decision Making. The Steering Committee shall make decisions by consensus. In the event the Steering Committee fails to reach consensus with respect to any matter that may [*], such matter shall be [*].

2.8	Joint Project Team. The Joint Project Team shall be responsible for overseeing and coordinating the overall plans of the Parties and resolving matters that are otherwise not resolved within the various subcommittees as may exist hereunder and for ensuring an appropriate level of communication between the Parties.

2.8.1.	Meetings. The Joint Project Team shall meet [*] in person, via teleconference or videoconference or otherwise (with at least [*] meetings per [*] Year being in person), or as otherwise agreed by the Parties. Any in-person meetings shall be held on an alternating basis between Licensee’s and Amgen’s facilities, unless otherwise agreed by the Parties. As appropriate, other employee representatives of the Parties may attend Joint Project Team meetings as nonvoting participants, but no Third Party personnel may attend unless otherwise agreed by the Parties. All Joint Project Team meetings must have at least [*] member appointed by each Party in attendance.

2.8.2.	Reporting. Each Party, through the members appointed by it on each subcommittee, shall keep the Joint Project Team fully and promptly informed of progress and results of activities for which each subcommittee is responsible. Each Party, through the members appointed by it on each subcommittee, shall fully inform the Joint Project Team with respect to all relevant facts and activities reasonably requested by any member thereof regarding any Licensed Product.

2.8.3.

Decision Making. With respect to unresolved development matters, the Joint Project Team shall make decisions by consensus. In the event the Joint Project Team fails to reach consensus with respect to any such matter, and the Joint Project Team determines that it is appropriate to do so, such matter shall be escalated to the Steering Committee for resolution. With respect to unresolved commercialization matters, [*] shall make the final determination with respect to commercialization of Licensed Product in the Licensee Territory, and [*] shall

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make the final determination with respect to commercialization of Licensed Product in the Amgen Territory.

2.9	Development Committee. With respect to each Licensed Product, the Development Committee shall be responsible for: (i) subject to Section 2.9.3 (Development Plans), reviewing and approving new development plans prior to adoption of such plans by a Party; (ii) reviewing and approving changes to development plans (including the AMG706 Development Plan) prior to adoption of such changes by a Party; (iii) providing for communication and discussion between the Parties to, as appropriate, coordinate the development activities of the Parties and to optimize the efficacy and safety of the development of the applicable Licensed Product; (iv) reviewing and monitoring the activities and progress of the Parties against the development plans, including site enrollment, patient enrollment, progress of trials and data received; (v) communicating with the Commercialization Committee regarding the interrelationship between development activities and potential commercialization; and (vi) communicating with the Joint Project Team regarding all of the foregoing.

2.9.1.	Meetings. Each Development Committee shall meet [*] in person, via teleconference or videoconference or otherwise (with at least [*] meetings per [*] Year being in person), more frequently as may be required by ongoing development activities, or as otherwise agreed by the Parties. Any in-person meetings shall be held on an alternating basis between Licensee’s and Amgen’s facilities, unless otherwise agreed by the Parties. As appropriate, other employee representatives of the Parties may attend Development Committee meetings as nonvoting participants, but no Third Party personnel may attend unless otherwise agreed by the Parties. Each Party may also call for special meetings as reasonably required to resolve particular matters requested by such Party by at least [*] days written notice to the co-chair appointed by the other Party. All committee meetings must have at least [*] member appointed by each Party in attendance.

2.9.2.	Reporting. Each Party shall keep the relevant Development Committee fully and promptly informed of progress and results of development activities for which it is responsible or that it is permitted to conduct hereunder through its members on such Development Committee and as otherwise provided herein, including by promptly providing copies of all clinical data and results for Licensed Product as reasonably requested by the other Party through the Development Committee. Each Party shall fully inform the applicable Development Committee with respect to all relevant facts and activities reasonably requested by any member thereof regarding any Licensed Product development matter. At least five (5) business days prior to the first meeting of each Development Committee of each Calendar Quarter, each Party shall deliver to such Development Committee a written summary of development activities conducted hereunder and material clinical data and results received by each such Party since the last such report, in each case with respect to the applicable Licensed Product(s).

2.9.3.	Development Plans. The development plan and budget for development of AMG706 for the NSCLC Indication in the Territory and completion of the

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Ongoing Studies has been mutually agreed upon by the Parties as of [*] and is attached hereto as the Development Plan Schedule (as amended by Agreement of the Development Committee from time to time, “Development Plan”). Should either Party seek to make changes to an approved Development Plan, then at least [*] days prior to the next meeting of the Development Committee, it shall provide the Development Committee any proposed changes to the previously approved Development Plan for the Development Committee’s review and approval (including approval for any Additional Indication).

2.9.4.	Decision Making. The Development Committee shall make decisions by consensus. In the event the Development Committee fails to reach consensus with respect to any matter, such matter shall be [*].

2.10	Commercialization Committee. The Commercialization Committee shall be responsible for: (i) reviewing and approving global commercialization plans (and changes thereto) prior to adoption of such plans (or changes) by the Parties; (ii) communicating with the Development Committee regarding the interrelationship between development activities and potential commercialization; (iii) reviewing the commercialization activities of the Parties; (iv) overseeing the trademark and publication strategies; and (v) communicating with the Joint Project Team regarding all of the foregoing.

2.10.1.	Meetings. The Commercialization Committee shall meet [*] in person, via teleconference or videoconference or otherwise (with at least [*] meetings per [*] Year being in person), or as otherwise agreed by the Parties. Any in-person meetings shall be held on an alternating basis between Licensee’s and Amgen’s facilities, unless otherwise agreed by the Parties. As appropriate, other employee representatives of the Parties may attend Commercialization Committee meetings as nonvoting participants, but no Third Party personnel may attend unless otherwise agreed by the Parties. Each Party may also call for special meetings as reasonably required to resolve particular matters requested by such Party by at least [*] days written notice to the co-chair appointed by the other Party. All committee meetings must have at least [*] member appointed by each Party in attendance.

2.10.2.	Reporting. Each Party shall keep the Commercialization Committee fully and promptly informed of progress and results of commercialization activities in the territory for which it is responsible or that it is permitted to conduct hereunder through its members on the Commercialization Committee and as otherwise provided herein. Each Party shall fully inform the Commercialization Committee with respect to all relevant facts and activities reasonably requested by any member thereof regarding any Licensed Product commercialization matter. At least [*] days prior to the Commercialization Committee meeting of each [*] Quarter, each Party shall deliver to the Commercialization Committee a written summary of commercialization activities conducted hereunder by each such Party since the last such report.

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2.10.3.	Commercialization Plans. At least [*] days prior to the last meeting of the Commercialization Committee of each [*] Year (or such other time as mutually agreed), each Party shall provide the Commercialization Committee a copy of its proposed commercialization plan for the Licensed Product in such Party’s respective territory under the Collaboration for the next [*] Year for the Commercialization Committee’s review, comment and approval (either by Indication or for all Indications for which it is responsible in such Party’s respective territory)). In addition, should a Party seek to make material changes to an approved commercialization plan, then at least [*] days prior to the next meeting of the Commercialization Committee it shall provide the Commercialization Committee any proposed changes to the previously approved commercialization plan for the Commercialization Committee’s approval.

2.10.4.	Decision Making. The Commercialization Committee shall strive to reach consensus on decisions, taking into account the views of each committee member. Decisions with respect to day-to-day commercial operations for which a Party has responsibility (other than any matter that could reasonably be expected to adversely affect the other Party’s commercialization in its territory), shall be made by such Party and notice thereof shall be submitted to the Commercialization Committee solely for informational purposes. With respect to any commercial matter that could reasonably be expected to adversely affect the other Party’s commercialization of Licensed Product in such Party’s respective territory, if the Commercialization Committee fails to reach consensus, such matter shall be [*]. Notwithstanding the above, with respect to unresolved matters that could reasonably be expected to adversely affect the other Party’s commercialization of Licensed Product and that have been [*], in the event that exigent circumstances require a Party to take action in the best interests of the Licensed Product with respect to its territory, such Party shall be allowed to do so by providing written notice of such decision or action to the Commercialization Committee.

3 GRANT OF LICENSE

3.1	Licensed Amgen Patents. Amgen hereby grants Licensee [*] right and license under the Licensed Amgen Patents during the Term, subject to the terms and conditions hereof, solely to research, develop, commercialize, use, import and sell Licensed Product only in the Indications in the Licensee Territory, except that Amgen retains non-exclusive rights in the Licensee Territory to develop, use, commercialize and sell (in accordance with Section 5.3 (Commercialization in Europe) or as otherwise agreed by the Commercialization Committee), and manufacture Licensed Product. Such license to Licensee shall include the right to sublicense only as set forth in Section 3.4 (Licensee Sublicensing). Amgen also hereby grants Licensee [*] right and license under the Licensed Amgen Patents during the Term, subject to the terms and conditions hereof, solely to develop Licensed Product only in the Indications in the Amgen Territory.

3.2	Licensed Amgen Know-How. Amgen hereby grants Licensee [*] right and license during the Term, subject to the terms and conditions hereof, to utilize the Licensed Amgen

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Know-How solely for the purpose of supporting its research, development, commercialization, use, importation and sale of Licensed Product only in the Indications in the Licensee Territory, except that Amgen retains non-exclusive rights in the Licensee Territory to research, develop, use, import, commercialize and sell (in accordance with Section 5.3 (Commercialization in Europe) or as otherwise agreed by the Commercialization Committee), and manufacture Licensed Product. Such license shall include the right to sublicense only as set forth in Section 3.4 (Licensee Sublicensing). Amgen also hereby grants Licensee [*] right and license during the Term, subject to the terms and conditions hereof, to utilize the Licensed Amgen Know-How solely for the purpose of supporting its development of Licensed Product only in the Indications in the Amgen Territory.

3.3	Licensed Licensee Know-How and Patents. Licensee hereby grants Amgen [*] right and license, subject to the terms and conditions hereof, under the Licensed Licensee Know-How and Licensed Licensee Patents (i) solely for the purpose of the development, commercialization, manufacture, use, importation and sale of Licensed Product in the Amgen Territory for all uses, (ii) solely for the purpose of the development, manufacture, use and importation of Licensed Product in the Licensee Territory (excluding Japan during the Term) and for the purpose of commercialization and sale of Licensed Product in the Licensee Territory (x) during the Term in accordance with Section 5.3 (Commercialization in Europe) or as otherwise agreed by the Commercialization Committee and (y) after the Term for all uses, and (iii) for performing its obligations hereunder, including any supply obligations with respect to Licensed Product. Such license shall include the right to grant sublicenses to those persons and entities to which Amgen (or its Affiliate or licensee) is also granting licenses to any Amgen patent or know-how relating to Licensed Product or the use thereof; provided, however, that: (a) any sublicensee shall be required to enter into a written agreement obligating it to maintain the confidentiality of the Confidential Information of Licensee; (b) Amgen shall be responsible for any disclosure of the Confidential Information of Licensee by such sublicensee in violation of the provisions of Article 10 (Confidentiality and Publications); (c) no such sublicense shall operate to excuse Amgen’s compliance with its obligations hereunder; and (d) Amgen shall be responsible for a breach by such sublicensee of any such obligations or prohibitions.

3.4

Licensee Sublicensing. Licensee shall have the right to sublicense the rights granted it hereunder only with Amgen’s prior written consent, which consent may not be unreasonably withheld or delayed, except with respect to any of the parties [*] for which Amgen may withhold or condition its consent in its sole discretion. Any permitted sublicensee shall be required to enter into a written agreement obligating it to maintain the confidentiality of the Confidential Information of Amgen and Licensee shall be responsible for any disclosure of the Confidential Information of Amgen by such sublicensee in violation of the provisions of Article 10 (Confidentiality and Publications). In addition, such written agreement shall require such sublicensee to comply with the obligations and prohibitions of this Agreement relevant to the right(s) sublicensed, and Licensee shall be responsible for a breach by such sublicensee of any such obligations or prohibitions. No sublicense shall operate to excuse Licensee’s compliance with its

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obligations hereunder. Licensee shall have the right to distribute a Licensed Product in the Licensee Territory through reputable distributors with prior written notice to Amgen.

3.5	Provision of Know-How. Following [*], the Parties shall cooperate to establish procedures for the provision of Licensed Amgen Know-How to Licensee and Licensed Licensee Know-How to Amgen. During the Term, Amgen shall use reasonable efforts to provide all material Licensed Amgen Know-How to Licensee, and Licensee shall use reasonable efforts to provide all material Licensed Licensee Know-How to Amgen. In any event, each of the Parties shall provide to the other any Licensed Amgen Know-How or Licensed Licensee Know-How (respectively) as the other Party shall reasonably request. Notwithstanding the foregoing, Amgen shall have no obligation to provide manufacturing information to Licensee (except as may be expressly agreed to by the Parties pursuant to Section 7.3 (Commercial Supply)) unless provision of such information is necessary to develop and commercialize Licensed Products in accordance with this Agreement and neither Party shall have an obligation to provide information relating to any product other than the Licensed Product.

3.6	Trademarks.

3.6.1.

Grant to Licensee. Amgen hereby grants to Licensee [*] right and license during the Term, subject to the terms and conditions hereof, solely to develop, commercialize, use, import and sell Licensed Product in the Licensee Territory in the Indications under the same Licensed Amgen Trademarks as used by Amgen for Licensed Product in such Indications in the Amgen Territory. Such license shall include the right to sublicense only as set forth in Section 3.4 (Licensee Sublicensing). The Parties acknowledge that the use of the Licensed Amgen Trademarks in the Licensee Territory may have commercial value to Licensee, and that Licensee shall have the right to commercialize Licensed Product in the Indications in the Licensee Territory under the same Licensed Amgen Trademarks as utilized for Licensed Product in such Indications by Amgen in the Amgen Territory. Should the Parties desire that a different trademark be used for Indications in the Licensee Territory, or if additional trademarks to those used in the Amgen Territory are otherwise required, the Parties shall consult and agree upon an additional or replacement trademark (or trademarks) (which additional or replacement trademark(s) shall, as between the Parties, be owned by Amgen). In addition, if the manufacture of Licensed Product for Licensee for use in the Licensee Territory materially varies from the manufacture of Licensed Product for Amgen or its Affiliates for use in the Amgen Territory, then upon the request of Amgen, the Parties shall consult and agree upon a replacement trademark (or trademarks) (which replacement trademark(s) shall, as between the Parties, be owned by Amgen). Upon Amgen’s request, Licensee shall include an Amgen trademark designated by Amgen to Licensee in writing (e.g., “Amgen”) on all packaging, labeling, promotional and marketing materials for the applicable Licensed Product in equal prominence to those of Licensee in a form and manner approved by Amgen. Amgen hereby grants Licensee a non-exclusive right and license, with the right to sublicense only as set forth in Section 3.4 (Licensee Sublicensing), during the Term, subject to the terms and conditions hereof, to use

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such Amgen marks solely for such purpose. Such Amgen marks shall be subject to the quality control provisions set forth in Section 3.7 (Trademark Quality Standards). All uses by Licensee of the Licensed Amgen Trademarks and other Amgen marks permitted hereunder, and all goodwill associated therewith, shall inure solely to the benefit of Amgen.

3.6.2.	Grant to Amgen. Licensee hereby grants to Amgen [*] right and license during the Term to use Licensed Licensee Trademarks in connection with Amgen’s activities pursuant to Section 5.3 (Commercialization in Europe) and Section 5.5 (Co-Promotion Rights). All uses by Amgen of the Licensed Licensee Trademarks, and all goodwill associated therewith, shall inure solely to the benefit of Licensee. Upon any termination or expiration of this Agreement, such license shall become paid-up and perpetual, and shall include the right to use the relevant Licensed Licensee Trademarks in connection with Licensed Product in all indications and throughout the Territory unless, at Licensee’s option, Licensee decides to assign the relevant Licensed Licensee Trademarks (and the associated goodwill) to Amgen at no charge.

3.7	Trademark Quality Standards. Each Party shall (i) maintain such reasonable quality standards for the Licensed Amgen Trademarks (with respect to Licensee) or the Licensed Licensee Trademarks (with respect to Amgen) at least as high as the standards it maintains for its own trademarks of a similar nature and shall comply with the other Party’s reasonable specifications and usage standards supplied to it in writing (and as may be updated by written notice from time to time); (ii) not use any Licensed Amgen Trademark (with respect to Licensee) or Licensed Licensee Trademark (with respect to Amgen) in a manner that suggests any connection with any product other than a Licensed Product or any service; and (iii) not use or display the Licensed Amgen Trademarks (with respect to Licensee) or the Licensed Licensee Trademarks (with respect to Amgen) in any manner that might dilute, tarnish, disparage or reflect adversely on the other Party or such marks. Prior to using any Licensed Amgen Trademark (with respect to Licensee) or Licensed Licensee Trademark (with respect to Amgen), the Parties shall agree upon a guideline for use of such trademarks, including the review procedure and timing. From time to time, upon request by a Party, the other Party shall provide representative specimens of the usage of the Licensed Amgen Trademarks (with respect to Licensee) or Licensed Licensee Trademarks (with respect to Amgen) used in the marketing or promotion of a Licensed Product in order to review such usage. Amgen shall not seek to register or obtain ownership rights in any Licensed Licensee Trademark (or confusingly similar trademark) and Licensee shall not seek to register or obtain ownership rights in any Licensed Amgen Trademark or any trademark used by Amgen in connection with Licensed Product in the Amgen Territory in any indication (or confusingly similar trademark to any of the foregoing).

3.8

Retained Rights and Limitations. Except as expressly granted in this Article 3, no rights are granted to Licensee hereunder to Licensed Amgen Patents, Licensed Amgen Know-How or Licensed Amgen Trademarks outside the Indications, or outside the Licensee Territory. Except to the extent expressly set forth in Sections 7.2 (Clinical Supply) or 7.3 (Commercial Supply), no rights are granted to Licensee hereunder to make or have made

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a Licensed Product or any other product. No rights are granted to Licensee hereunder to import or export a Licensed Product manufactured by Amgen or its licensee, except as specifically contemplated herein. No rights are granted herein to Licensee to control the research, development or commercialization of a Licensed Product in the Amgen Territory except, with respect to development, as otherwise agreed by the Parties through the Development Committee and, with respect to commercialization, as allowed under Section 5.5 (Co-Promotion Rights). No rights to either Party’s patents, trademarks or other intellectual property or proprietary rights are granted pursuant to this Agreement except as expressly set forth herein, and all other rights are reserved.

4 DEVELOPMENT AND REGULATORY ACTIVITIES

4.1	Collaboration for Development. The Parties shall use Reasonably Diligent Efforts to develop the Licensed Product in the NSCLC Indication, and in such Additional Indications as may be mutually agreed upon by the Parties for the Licensed Product through the Development Committee, and such development shall be conducted in accordance with the Development Plan. The Parties shall also use Reasonably Diligent Efforts to develop Licensed Product in such other Indications, as may be mutually agreed upon by the Parties through the Development Committee, and development, if any, of Licensed Product in any such mutually agreed Indication(s) shall be conducted in accordance with the then-current Development Plan approved by the Development Committee for Licensed Product in such Indication(s).

4.2	Preclinical Development in Indications. Licensee shall not conduct any preclinical research with respect to Licensed Product without the prior written approval of the Development Committee. Any such research shall be conducted in accordance with a research plan to be agreed in writing by the Parties through the Development Committee. If such research is approved by the Development Committee, Licensee shall promptly and diligently conduct such research (itself or through a subcontractor) and shall keep Amgen updated with respect to such pre-clinical research activities through the Development Committee, and as may be requested by Amgen from time to time.

4.3	Clinical Trials.

4.3.1.

Conduct of Clinical Trials Outside Japan. Amgen shall have the sole right and obligation to manage and conduct all aspects of all clinical trials for the Licensed Product in the NSCLC Indication that have been Initiated as of [*] in the Territory (excluding Japan) and all Ongoing Studies. To the extent any of the Ongoing Studies currently contemplate use of Japanese sites, Licensee shall be obligated to conduct the Japanese aspects of the Ongoing Studies pursuant to Amgen’s overall management of such studies. Amgen shall have the first right, but not the obligation, to manage and conduct all aspects of all clinical trials for the Licensed Product in the NSCLC Indication that are Initiated from and after [*] in the Territory (excluding Japan). Licensee shall have the first right, but not the obligation, to manage and conduct all aspects of all clinical trials for the Licensed Product in the first Additional Indication in the Territory (and shall have the

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obligation to do so in Japan). For all other Indications, responsibilities between the Parties shall be decided by the Development Committee.

4.3.2.	Licensee’s Conduct of Clinical Trials in Japan. Except with respect to Ongoing Studies, Licensee shall have the sole right and obligation to manage and conduct all aspects of all clinical trials for the Licensed Product in all Indications in Japan, including (i) designing study protocols; (ii) establishing/contracting with clinical trial sites, investigators and clinical research organizations; (iii) enrolling clinical trial subjects; (iv) organizing investigator meetings, scientific meetings, advisory panel workshops and regulatory meetings; (v) analyzing and summarizing clinical trial results; (vi) forecasting clinical manufacturing production requirements; and (vii) reporting on study design, study outcome, other communications and regulatory filings to the MHLW. Licensee shall keep the Development Committee updated with respect to all of its clinical trials in Japan for the Licensed Product in all Indications.

4.4	Regulatory Activities.

4.4.1.	Licensee Responsibility. Licensee shall own and be solely responsible for filing, obtaining and maintaining all Regulatory Approvals for the Licensed Product in the Indications in the Licensee Territory and any approval for any product labeling or promotional materials in the Licensee Territory with respect thereto; and unless otherwise agreed or required by applicable Law, all such approvals shall be held in the name of Licensee. Licensee shall also be responsible for any post-approval activities required to be conducted by any Governmental Authority in the Licensee Territory for Licensed Product; provided that any post-marketing studies not required by the MHLW or any other Governmental Authority in the Licensee Territory, shall be submitted to and approved by the Development Committee prior to commencing any such post-marketing studies (as set forth in Section 4.5 (Voluntary Post-Marketing Studies)), and in any event, Licensee shall submit a proposal detailing such post-marketing studies required by any Governmental Authority in the Licensee Territory to the Development Committee for review (not approval) and shall keep the Development Committee apprised of the progress and results thereof.

4.4.2.

Amgen Responsibility. Amgen shall own and be solely responsible for filing, obtaining and maintaining all Regulatory Approvals for the Licensed Product in the Indications in the Amgen Territory and any approval for any product labeling or promotional materials in the Amgen Territory with respect thereto; and unless otherwise agreed or required by applicable Law, all such approvals shall be held in the name of Amgen (or its designee). Amgen shall also be responsible for any post-approval activities required to be conducted by any Governmental Authority in the Amgen Territory for any Licensed Product; provided that any post-marketing studies not required by the FDA or any other Governmental Authority in the Amgen Territory, shall be submitted to and approved by the Development Committee prior to commencing any such post-marketing studies (as set forth in Section 4.5 (Voluntary Post-Marketing Studies)), and in any event, Amgen shall

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submit a proposal detailing such post-marketing studies required by any Governmental Authority in the Amgen Territory to the Development Committee for review (not approval) and shall keep the Development Committee apprised of the progress and results thereof.

4.5	Voluntary Post-Marketing Studies. Should either Party desire to conduct any post-marketing studies (other than post-marketing studies required by any Governmental Authority in such Party’s respective territory under the Collaboration), such Party shall submit a proposal detailing such post-marketing studies to the Development Committee for review and approval. The Development Committee shall give due consideration to any concern expressed by a Party that the conduct of any such post-marketing study could reasonably be expected to adversely affect such Party’s development or commercialization of a Licensed Product in any Indication. Should the Development Committee approve any such post-marketing study, the then-current applicable development plan shall be amended accordingly and the Party proposing to conduct such post-approval study shall conduct such study in accordance with the amended development plan and shall keep the Development Committee apprised of the progress and results thereof.

4.6	Development in Combination. Licensee shall not, without Amgen’s prior express written consent, conduct any development of Licensed Product in combination with any other pharmaceutical product. Amgen reserves the right to develop Licensed Product in combination with other Amgen products or product candidates but does not intend to develop a single pharmaceutical agent containing both Licensed Product and another pharmaceutical product. If Amgen proposes to conduct development of Licensed Product in combination with another Amgen product or product candidate, the Parties shall discuss conducting such development within the Collaboration. If and only if the Parties do not agree on conducting such development within the Collaboration, then Amgen shall have the right to conduct such development outside the Collaboration at its sole expense. For the avoidance of doubt, nothing in this Section 4.6 (Development in Combination) is intended to limit or take away from the exclusive right of Licensee to sell Licensed Product in the Licensee Territory in accordance with Sections 3.1 (Licensed Amgen Patents) and 3.2 (Licensed Amgen Know-How).

4.7

Sharing of Regulatory Filings. Each Party shall disclose to the other Party a draft copy of any Regulatory Filing for a Licensed Product in an Indication no less than [*] days prior to filing it with a Governmental Authority. Each Party shall consider in good faith any comments made by the other Party with respect to such filings. Where documents are not in English, each Party shall also provide an English translation. Amgen shall maintain a centralized database which contains all clinical trial data accumulated from all clinical trials of a Licensed Product conducted by, on behalf of, or with the support of each Party under the Collaboration (in a computer readable format as reasonably specified by Amgen), and each Party shall have full access to the database. Upon the request of either Party, the other Party shall provide a right of reference to any requested Regulatory Filings or Regulatory Approvals for a Licensed Product in such Party’s respective territory under the Collaboration, in each case as reasonably necessary for the requesting Party’s development or commercialization of such Licensed Product as permitted

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hereunder (and/or, with respect to Amgen, as reasonably necessary for the manufacture of such Licensed Product). Notwithstanding the foregoing, (i) Amgen shall not be required to provide to Licensee nor to allow Licensee to access (but shall provide a right of reference as set forth in Section 4.13 (Amgen Cooperation – Manufacturing Information) to the extent necessary) to Amgen’s manufacturing information with respect to a Licensed Product or any sections of any Regulatory Filing related thereto, and (ii) neither Party shall have an obligation to provide information relating to any product other than a Licensed Product.

4.8	Quality Agreement. Promptly following [*], the quality assurance departments of Amgen and Licensee shall develop and agree upon a quality agreement governing the quality and specifications of clinical Licensed Product to be supplied hereunder (with commercial product handled separately through the supply agreement to be entered into pursuant to Section 7.3 (Commercial Supply) or one or more additional quality agreements) including with respect to product quality and product complaints (to the extent not covered in a separate safety agreement entered into pursuant to Section 4.10 (Safety Agreement)) with respect to the Licensed Product. The quality agreement will be documented in writing, and routinely updated by mutual written agreement of the Parties.

4.9	Transfer of Regulatory Filing. Promptly after [*], Amgen shall transfer to Licensee all Regulatory Filings in Japan with respect to the Licensed Product. Licensee shall not transfer title in, fail to maintain or otherwise attempt in any manner to dispose of any Regulatory Filings or Regulatory Approvals or other governmental licenses, approvals or certificates for Licensed Product in Japan without the express prior written approval of Amgen. Notwithstanding the foregoing, Amgen shall have no obligation to transfer any Regulatory Filing if effectuating such transfer may give rise to any material delay in, or make less likely, the receipt of any Regulatory Approval or might otherwise adversely affect any such Regulatory Filing. Should any such transfer be so delayed: (i) Amgen shall take steps reasonably necessary to provide Licensee the necessary access to such Regulatory Filing; and (ii) Amgen shall thereafter transfer such Regulatory Filing at such time as such delay or adverse effect is no longer likely to occur.

4.10	Safety Agreement. Promptly following [*] the safety departments of Amgen and Licensee shall develop and agree upon safety data exchange procedures governing the coordination of collection, investigation, reporting, and exchange of information concerning adverse events with respect to the Licensed Product sufficient to permit each Party, its Affiliates, permitted licensees (including permitted sublicensees) to comply with Law, including, to the extent applicable, those obligations contained in applicable Governmental Authority regulations (including those of the FDA, EMEA and MHLW). The safety data exchange procedures shall be documented in writing, and promptly updated if required by changes in Law or by agreement of the Parties.

4.11

Adverse Event Reporting. Each Party shall be responsible for reporting to the relevant Governmental Authorities in its respective territory all adverse events with respect to the Licensed Product anywhere in the Territory, to the extent required by and in accordance with Law. Each Party shall ensure that its Affiliates, and permitted licensees (including permitted sublicensees), as applicable, comply with all such reporting obligations. Each

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Party will designate a safety liaison to be responsible for communicating with the other Party regarding the reporting of adverse events with respect to Licensed Product.

4.12	Regulatory Communications.

4.12.1.	Licensee Responsibility. Licensee shall have primary responsibility for all correspondence and for any official communication (except as Amgen may be required by Law or a Governmental Authority to communicate) regarding the Licensed Product in Indications with applicable Governmental Authorities in the Licensee Territory (other than (i) as set forth in Section 4.12.2 (Amgen Responsibility), with respect to the NSCLC Indication for the Licensed Product; and (ii) with respect to manufacturing in the Territory (except with respect to any aspects of manufacturing for which Licensee has assumed responsibility as expressly provided in Section 7.4 (Responsibility for Regulatory Filings with Respect to Manufacturing)), and Licensee shall do so in a timely manner and in accordance with Law. Without prejudice to the time periods relevant to Regulatory Filings pursuant to Section 4.7 (Sharing of Regulatory Filings), Licensee shall supply to Amgen a copy of: (a) all material correspondence and communications to any such Governmental Authority at least [*] days prior to provision of such correspondence or communication to such Governmental Authority (or as promptly as possible where exigent circumstances make such provision impractical); and (b) all material correspondence and communications from any such Governmental Authority within [*] days after receipt of any such correspondence. Materials provided pursuant to Section 4.7 (Sharing of Regulatory Filings) need not be re-provided pursuant to this Section 4.12.1 (Licensee Responsibility) unless changed. Where correspondence or communications are not in English, Licensee shall also provide an English summary and translation. Licensee shall consider in good faith any comments or suggestions made by Amgen with respect to any such communication. Amgen shall, upon Licensee’s request, reasonably cooperate with Licensee in responding to any inquiry made by a Governmental Authority in the Licensee Territory regarding Licensed Product in any Indications, and, with respect to Japan, Licensee shall reimburse all reasonable, documented, out-of-pocket expenses incurred by Amgen in connection therewith. Amgen shall be entitled to observe and participate in any discussions between Licensee and any Governmental Authority relating to Licensed Product, and Licensee shall give Amgen at least [*] days prior written notice thereof (or prompt written notice, if [*] days notice is impractical). Should Licensee be unable to solicit Amgen’s participation in any such discussion (as, for example, with respect to a call or visit to Licensee by such Governmental Authority without notice), then Licensee shall provide Amgen prompt written notice of such communication with a summary of the discussion.

4.12.2.

Amgen Responsibility. Amgen shall have exclusive responsibility for all correspondence and for any official communication (except as Licensee may be required by Law or a Governmental Authority to communicate or as expressly provided in Section 4.12.1 (Licensee Responsibility)) regarding (i) the Licensed Product in Indications with applicable Governmental Authorities in the Amgen

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Territory, (ii) the Licensed Product in the NSCLC Indication with applicable Governmental Authorities in the Territory (other than Japan), provided that, in the Licensee Territory, such responsibility shall transition to Licensee as of the time that a Regulatory Filing seeking Regulatory Approval has been submitted by Licensee, and further provided that Amgen shall reasonably cooperate with Licensee in such transition in accordance with Section 4.12.1 (Licensee Responsibility) and (iii) regarding the manufacture of the Licensed Product in the Territory. Without prejudice to the time periods relevant to Regulatory Filings pursuant to Section 4.7 (Sharing of Regulatory Filings), Amgen shall supply to Licensee a copy of: (a) all material correspondence and communications to any such Governmental Authority at least [*] days prior to provision of such correspondence or communication to such Governmental Authority (or as promptly as possible where exigent circumstances make such provision impractical); and (b) all material correspondence and communications from any such Governmental Authority within [*] days after receipt of any such correspondence. Amgen shall consider in good faith any comments or suggestions made by Licensee with respect to any such communication. Licensee shall reasonably cooperate with Amgen in responding to any inquiry made by a Governmental Authority in the Amgen Territory regarding Licensed Product in any Indications. Licensee shall be entitled to observe and participate in any discussions between Amgen and any Governmental Authority relating to Licensed Product, and Amgen shall give Licensee at least [*] days prior written notice thereof (or prompt written notice, if [*] days notice is impractical). Should Amgen be unable to solicit Licensee’s participation in any such discussion (as, for example, with respect to a call or visit to Amgen by such Governmental Authority without notice), then Amgen shall provide Licensee prompt written notice of such communication with a summary of the discussion. Notwithstanding the above, Amgen shall not be required to disclose manufacturing information (except as set forth in Section 4.13 (Amgen Cooperation – Manufacturing Information)).

4.13	Amgen Cooperation – Manufacturing Information. Upon Licensee’s request, Amgen will reasonably cooperate with Licensee to make and provide copies of any direct communications by Amgen either to or from the Governmental Authorities having jurisdiction in the Licensee Territory regarding the manufacture of any Licensed Product by Amgen for supply to Licensee; provided, however, that Amgen’s obligation to provide Licensee with manufacturing and process information is limited to the circumstance where the information is reasonably required for Licensee to carry out its development and commercialization responsibilities, or access to such information is required by Law or a Governmental Authority having jurisdiction in the Licensee Territory; but Licensee shall only be entitled to use such information to the extent required by such Law or Governmental Authority or to the extent reasonably required to carry out its development and commercialization responsibilities hereunder. Amgen shall have the right to instead provide any such manufacturing information directly to the relevant Governmental Authority (including by provision of a drug master file) if such provision will satisfy such requirement (in order to better protect the confidentiality of such information).

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4.14	Recalls. The Parties shall exchange their internal standard operating procedures as to product recalls (“SOPs”) reasonably promptly after [*] and thereafter, reasonably promptly after such SOPs are approved or modified. If either Party becomes aware of information about quantities of a Licensed Product supplied by Amgen to Licensee which may not conform to the specifications for a Licensed Product then in effect, or for which there are potential adulteration, misbranding and/or other issues regarding safety or effectiveness, or for which a Licensed Product itself is or is likely to be the subject of a Recall in the Territory, it shall promptly so notify the other Party and the Party having the right to control such a Recall pursuant to Section 4.14.1 (Licensee Right) or 4.14.2 (Amgen Right) shall have the right to take immediate action with notice to the other Party when the regulatory timeframes or public safety considerations so require. The Parties will meet (in person, by telephone or otherwise) to discuss the circumstances of any potential Recall and to consider appropriate courses of action, which courses of action with respect to a Recall shall be consistent with the internal SOP of the Party having the right to control such Recall pursuant to Section 4.14.1 (Licensee Right) or 4.14.2 (Amgen Right), and the other Party shall make available to the Party having the right to control such Recall all pertinent records which the Party having the right to control such Recall may reasonably request to assist in effecting any Recall (provided, however, Amgen shall be obligated to provide manufacturing information to Licensee only to the extent necessary for Licensee to conduct such Recall, and Amgen shall also have the right to instead provide any such manufacturing information directly to the relevant Governmental Authority (including by provision of a drug master file) as appropriate (in order to better protect the confidentiality of such information). In the event of an order of a Governmental Authority having jurisdiction in the Territory mandating a Recall, the Party having the right to control such a Recall pursuant to subsection 4.14.1 (Licensee Right) or 4.14.2 (Amgen Right) shall promptly comply with such order with written notice to the other Party.

4.14.1.	Licensee Right. Licensee shall have the sole right to control a Recall of a Licensed Product in the Licensee Territory in all Indications. Licensee shall maintain complete and accurate records of any Recall it has the right to control pursuant to this Section 4.14 (Recalls) for such periods as may be required by Law, but in any event for no less than [*] years.

4.14.2.	Amgen Right. Amgen shall have the sole right to control a Recall of a Licensed Product in the Amgen Territory in all Indications. Amgen shall maintain complete and accurate records of any Recall it has the right to control pursuant to this Section 4.14 (Recalls) for such periods as may be required by Law, but in any event for no less than [*] years.

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4.15	Cooperation.

4.15.1.	Cooperation Generally. Subject to the oversight of the Development Committee as set forth in Article 2 (Collaboration Scope and Governance), and without limiting any of the Parties’ obligations hereunder, the Parties shall provide each other with any cooperation reasonably requested by the other with respect to Licensee’s development of Licensed Product in the Licensee Territory, and Amgen’s development of Licensed Product in the Amgen Territory.

4.15.2.	Licensee Development in Japan. Licensee shall keep the Development Committee fully and promptly informed of the progress and results of Licensee’s development activities with respect to Licensed Product in Japan and shall take into consideration, and act on as appropriate, any reasonable requests by the Development Committee with respect thereto.

5 COMMERCIALIZATION

5.1	Operational Control in Licensee Territory. Licensee shall have control and responsibility for commercialization of the Licensed Product in the Licensee Territory in all Indications, subject to Section 5.3 (Commercialization in Europe), Amgen’s right to co-promote in accordance with Section 5.5 (Co-Promotion Rights) or as otherwise agreed by the Commercialization Committee. Licensee shall promote and commercialize the Licensed Product using only professional and well-trained employees of Licensee, and may utilize a contract sales organization hired only on a fee-for-service basis in connection with a Licensed Product upon prior written notice to Amgen except with respect to Europe for which region the Parties shall engage in good faith discussions as how best to utilize the capabilities of Amgen with respect to commercialization activities in Europe. In no event shall Licensee use the sales personnel of a Third Party pharmaceutical or biotech company or affiliate thereof without Amgen’s prior written approval. Licensee shall reasonably consider any interest that Amgen may have in providing its sales personnel to supplement the sales personnel of Licensee.

5.2	Operational Control in the Amgen Territory. Amgen shall have control and responsibility for commercialization of the Licensed Product in the Amgen Territory in all Indications, subject to Licensee’s right to co-promote in accordance with Section 5.5 (Co-Promotion Rights).

5.3	[*] With respect to [*].

5.4

Responsibilities. Each Party shall conduct such commercialization in accordance with the then-current commercialization plan approved by the Commercialization Committee. Subject to the foregoing, with respect to Licensee and Licensed Product in Indications in the Licensee Territory, and Amgen and Licensed Product in Indications in the Amgen Territory, each Party’s responsibilities shall include: (i) execution of the global commercial plan approved by the Commercialization Committee within each Party’s respective territory (e.g., strategies for branding, product positioning, pre-launch activities (e.g., market research), launch and post-launch marketing and promotion, and field sales

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force optimization); (ii) pricing and reimbursement; (iii) determination of packaging and labeling (provided, however, that each Party shall have the right to participate in any discussions with Governmental Authorities in the other Party’s territory with respect to labeling in accordance with Section 4.12 (Regulatory Communications)); (iv) creation of promotional materials regarding the Licensed Product which are intended for distribution to Third Parties (including medical professionals) and to such Party’s sales force (subject to Section 3.7 (Trademark Quality Standards)); (v) conducting post-marketing studies required by a Governmental Agency; (vi) determining and conducting promotion activities; and (vii) conducting sales, distribution and medical affairs activities, including booking sales (i.e., recognizing all revenues), taking orders and distributing, contracting, handling of returns, handling all aspects of order processing, invoicing and collecting, warehousing, documenting inventory and receivables and collecting prescription tracking, call reporting, handling data regarding sales to hospitals and other end users and handling all other customer service-related functions.

5.5	Co-Promotion Rights. Amgen shall have the right, on an Indication-by-Indication basis, upon [*] months prior written notice to Licensee, to co-promote each Licensed Product in one or more Indications in one or more countries of the Licensee Territory, and Licensee shall have the right, on an Indication-by-Indication basis, upon [*] months prior written notice to Amgen, to co-promote Licensed Product in one or more Indications in one or more countries in the Amgen Territory, from and after the First Commercial Sale of such Licensed Product in the applicable country. Each Party shall provide the other Party with any information reasonably requested by the other Party to allow the other Party to consider whether to exercise such right. Neither party shall have the right to elect to co-promote in any country of the other Party’s territory after the First Commercial Sale of such Licensed Product has taken place in that country. Should a Party elect to co-promote a Licensed Product in one or more Indications in the other Party’s territory, such Party may elect to provide up to [*] of the details for such Indication, and such Party’s notice of exercise of its option shall specify the percentage of total details (up to such [*] maximum) that such Party desires to perform for such Indication. The Parties shall discuss the means by which each sales force has the appropriate incentives to promote the Licensed Product. The Parties shall cooperate to allocate details between them on an equitable basis in good faith, taking into account geography, settings, provider category and detailing position, as well as each Party’s sales force composition and strategic focus in the applicable country or territory, as applicable, so as not to unreasonably interfere with the other Party’s commercialization activities hereunder but each Party shall have the right to make the final decision with respect to commercialization of Licensed Product in its territory. Each Party shall have the right to terminate its co-promotion activities with respect to any or all Indications for a Licensed Product and/or in one or more countries of the other Party’s territory upon [*] days notice to the other Party, and the Parties shall cooperate to transition such activities to the other Party with a minimum of disruption. At the request of either Party, the Parties shall enter into a written agreement detailing the terms and conditions of such co-promotion effort, consistent with the terms and conditions set forth in this Agreement.

5.6	Compliance with Laws, Regulations and Guidelines. Each Party shall comply with Law with respect to the development and commercialization of the Licensed Product in the

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Indications in connection with the Collaboration. Neither Party shall be required to undertake any activity relating to the commercialization of a Licensed Product in, with respect to Licensee, the Licensee Territory, or with respect to Amgen, the Amgen Territory, that it believes, in good faith, may violate any Law.

5.7	Cooperation.

5.7.1.	Cooperation Generally. Subject to the oversight of the Commercialization Committee as set forth in Article 2 (Collaboration Scope and Governance), and without limiting any of the Parties’ obligations hereunder, the Parties shall provide each other with any cooperation reasonably requested by the other with respect to Licensee’s commercialization of Licensed Product in the Licensee Territory, and Amgen’s commercialization of Licensed Product in the Amgen Territory.

5.7.2.	Licensee Commercialization in Japan. Without limiting any of its obligations hereunder, Licensee shall keep the Commercialization Committee fully and promptly informed of the progress and results of Licensee’s commercialization activities with respect to Licensed Product in Japan and shall take into consideration, and act on as appropriate, any reasonable requests by the Commercialization Committee with respect thereto.

6	DILIGENT EFFORTS; DISTRACTING PROGRAMS AND TRANSACTIONS

6.1	Reasonably Diligent Efforts. Each Party shall use Reasonably Diligent Efforts to develop, and obtain Regulatory Approval for and commercialize in its respective territory, in all cases in accordance with the then-current Development Plan or commercialization plan, as applicable, the Licensed Product in the NSCLC Indication, and in such Additional Indications as may be mutually agreed upon by the Parties through the Development Committee.

6.2	Activities Outside the Collaboration. Except as set forth in Sections 6.3 (Addition of Distracting Products) and 6.4 (Distracting Transactions), prior to the Distracting Product Expiration Date, neither Party shall, itself or through its Affiliates, directly or indirectly, [*]. For the avoidance of doubt, either Party may, itself or through its Affiliates, directly or indirectly, [*] and [*] any Distracting Product prior to [*] for such Distracting Product.

6.3

Addition of Distracting Products. Each of the Parties may pursue [*] the clinical development of a Distracting Product (and manufacture Distracting Product for such purpose) at its sole expense until such time as the Party is ready to [*] of such Distracting Product with the first Governmental Authority. The Party developing the Distracting Product (the “Developing Party”) shall provide prompt written notice to the other Party (the “Non-Developing Party”) upon the [*] for such Distracting Product, and thereafter update the Development Committee at least annually, regarding the progress and results of the [*] of such Distracting Product. As of the time the Developing Party has [*] for such Distracting Product, the Non-Developing Party shall have the right to [*] of Licensed Product throughout the Territory, including having a [*] by any of the committees provided for under this Agreement, and shall [*] in the best interests of

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Licensed Product. The Developing Party shall provide prompt written notice of the [*] for a Distracting Product to the Non-Developing Party, but in no event later than [*] after the occurrence of such [*]. At least [*] prior to the expected date of [*] of such Distracting Product, the Developing Party shall provide the Commercialization Committee a commercialization plan for such Distracting Product (and any other Information related to such Distracting Product reasonably requested by any member of the other Party of the Commercialization Committee, including the [*] for such Distracting Product) for the Non-Developing Party’s review and determination of whether to include such Distracting Product in the Collaboration. The Non-Developing Party will have the right to approve inclusion of the Distracting Product into the Collaboration within [*] days following the date the Developing Party provides the commercialization plan for the Distracting Product to the Commercialization Committee (and the Developing Party shall seek to promptly provide to the Non-Developing Party any other Information reasonably requested during such period). If the Non-Developing Party approves the inclusion of such Distracting Product into the Collaboration, such Distracting Product shall be deemed a Licensed Product and the Parties shall [*] with respect to such Licensed Product [*] of this Agreement, in each case except as set forth in Section 6.5 (Collaboration Terms with respect to a Distracting Product). If the Non-Developing Party does not approve the inclusion of such Distracting Product into the Collaboration, the Developing Party shall [*]; provided however, (i) the Developing Party shall [*] of such Distracting Product in the Territory during the Term; and (ii) as of the time the Developing Party has s[*] of such Distracting Product, the Non-Developing Party shall (x) have the right to [*] of Licensed Product throughout the Territory, including having a [*] any of the committees provided for under this Agreement, and shall [*] in the best interests of Licensed Product, and (y) have the right to [*], with respect to Licensed Product throughout the Territory (collectively the items in clauses (i) and (ii), the “Distracting Product Commercial Conditions”). The Developing Party shall provide prompt written notice of the [*] of such Distracting Product to the Non-Developing Party, but in no event later than [*] days after the occurrence of such [*]. Unless and until a Distracting Product has been approved for inclusion in the Collaboration pursuant to this Section 6.3 (Addition of Distracting Products), the Developing Party shall ensure that information and materials relating to the Collaboration are not shared with or used for the benefit of, and are sequestered from, personnel working on the Distracting Program (and vice versa) and that no personnel working on the Distracting Program works on the Collaboration (and vice versa). The obligations of the Developing Party and the rights of the Non-Developing Party under this Section 6.3 (Addition of Distracting Products) shall expire [*] (the applicable date, the “Distracting Product Expiration Date”); provided, however, that any right (other than a right to receive annual progress reports) of the Non-Developing Party under this Section 6.3 (Addition of Distracting Products) that is triggered (e.g., the applicable event occurs to permit exercise of such right) prior to the Distracting Product Expiration Date shall survive, and with respect to any Distracting Product for which the first [*] of such Distracting Product had been filed prior to the Distracting Product Expiration Date, (1) if such Distracting Product is included into the Collaboration, such inclusion (and the corresponding rights and obligations under this Agreement) shall survive such expiration, and (2) if such Distracting Product is not included into the Collaboration, the Distracting

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Product Commercial Conditions, and the obligation to maintain the Distracting Program separate from the Licensed Product program, shall survive such expiration with respect to such Distracting Product.

6.4	Distracting Transactions. In the event that either Party or any of its Affiliates (a “Distracting Transaction Party”), directly or indirectly, enter into, or agree with a Third Party to enter into, a Distracting Transaction, then it shall provide prompt written notice to the other Party, but in no event later than [*] days after the closing of the Distracting Transaction, specifying the identity of the actual or potential Distracting Transaction Affiliate(s) and describing in reasonable detail, to the extent permitted by Law and without disclosing any proprietary information of or about the Distracting Program, the Distracting Program and its focus. Unless and until the Distracting Products have been approved for inclusion in the Collaboration pursuant to Section 6.3 (Addition of Distracting Products), the Distracting Transaction Party shall ensure that information and materials relating to the Collaboration are not shared with or used for the benefit of, and are sequestered from, such Distracting Transaction Affiliate(s) and personnel working on the Distracting Program (and vice versa) and that no personnel working on the Distracting Program works on the Collaboration (and vice versa). The notice provided by the Distracting Transaction Party shall include a notification as to whether the Distracting Transaction Party intends to: (i) Divest the Distracting Program, in which case it shall hold separate such Distracting Program and use its commercially reasonable, good-faith efforts to Divest such Distracting Program; (ii) terminate such Distracting Program, in which case the Distracting Transaction Party shall terminate all activities of such program within [*] days after the closing of the Distracting Transaction, during which period the Distracting Transaction Party shall hold separate such Distracting Program; or (iii) continue the development of such Distracting Program at its sole expense subject to Section 6.3 (Addition of Distracting Products). In the event the Distracting Transaction Party selects option (i) and fails to complete such divestiture within [*] of the closing of the Distracting Transaction, then the Distracting Transaction Party shall be deemed to have selected option (iii) (effective as of the date of the notice provided pursuant to this Section 6.4 (Distracting Transactions). In the event a Distracting Product is already being commercialized at the time of the closing of the Distracting Transaction, such Distracting Product shall trigger the Distracting Product Commercial Conditions, including the obligation to [*] the other Party, unless and until (a) the Distracting Transaction Party has completed the divestiture of such Distracting Program under option (i) or fully terminated such Distracting Program under option (ii); or (b) the Parties negotiate and consummate terms and conditions under which such Distracting Product shall be included in the Collaboration.

6.5

Collaboration Terms with respect to a Distracting Product. Upon inclusion of a Distracting Product into the Collaboration as a Licensed Product pursuant to Section 6.3 (Addition of Distracting Products), the following exceptions with respect to Article 8 shall apply: (i) [*] will be applicable with respect to such Licensed Product; (ii) from and after inclusion of the Licensed Product in the Collaboration, the Parties will [*], such that the Non-Developing Party will [*] and the Developing Party will [*]; (iii) the non-Developing Party will [*] for such Licensed Product; and (iv) if Licensee is the Developing Party or the Distracting Transaction Party with respect to such new Licensed

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Product, the [*] with respect to such new Licensed Product shall be [*] of such new Licensed Product in Japan. Further, each Party shall have primary responsibility for Patent Matters of the patents and patent applications Controlled by it relating to such Licensed Product not already being handled hereunder with respect to another Licensed Product in the Collaboration, and each Party shall have the first right to enforce such patents (and the corresponding know-how) in its respective commercial territory. The Parties will discuss in good faith how best to provide clinical and commercial supply of such Licensed Product and the handling of regulatory responsibilities with respect to the manufacture of such Licensed Product.

6.6	Additional Indications. The Parties shall develop and commercialize the Licensed Product in the NSCLC Indication and will discuss the merits of pursuing additional indications. Should either Party wish to develop or commercialize the Licensed Product in an indication other than the NSCLC Indication, such Party shall submit to the Development Committee for review and approval a written proposal for the expansion of the definition of Indications to include such indication. The Party wanting to develop any such additional Indication shall provide the Development Committee any and all information reasonably requested by the Development Committee in order to allow the Development Committee to understand the circumstances and relevant factors with respect to such request. The Development Committee shall have the right to approve or reject the expansion of the definition of Indications in accordance with Section 2.9.4 (Decision Making). Should the Development Committee approve expansion of the definition of Indication to include the newly proposed indication, then such indication shall, from such point forward, be an Indication for all purposes under this Agreement. Should the Development Committee not approve the addition of the newly proposed indication, then the Parties shall not develop or commercialize such Licensed Product in the indication so proposed under the Collaboration nor outside the Collaboration.

7	MANUFACTURE AND SUPPLY

7.1	Manufacturing Rights. No rights are granted to Licensee hereunder to manufacture Licensed Product or to obtain Licensed Product from any entity other than Amgen or its designee. Licensee shall not manufacture Licensed Product or obtain Licensed Product from any entity other than Amgen or its designee, except as expressly provided in this Agreement, the Clinical Supply Schedule or a supply agreement separately entered into between the Parties.

7.2	Clinical Supply. Licensee shall obtain its requirements of Licensed Product for use in clinical development solely from Amgen or its designee, and Amgen shall supply or shall cause its designee to supply Licensee with Licensee’s requirements of Licensed Product for use in clinical development, except to the extent expressly set forth on the Clinical Supply Schedule attached hereto. The terms for providing such clinical supply are set forth on the Clinical Supply Schedule. The Parties may determine to include in a commercial supply agreement to be entered into in accordance with Section 7.3 (Commercial Supply) with respect to Licensed Product provisions for clinical supply of such Licensed Product.

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7.3	Commercial Supply. Licensee shall obtain its requirements of Licensed Product for commercial use in the Licensee Territory solely from Amgen or, at Amgen’s option, Amgen’s designee, and Amgen shall supply or, at Amgen’s option, shall cause its designee to supply Licensee with Licensee’s requirements of Licensed Product for commercial use. Upon the request of either Party, the Parties shall negotiate in good faith a commercial supply agreement for the commercial supply of Licensed Product to Licensee for use in the Licensee Territory. The terms of such commercial supply agreement shall be materially consistent with the Supply Agreement Term Sheet Schedule attached hereto. At Amgen’s election, in lieu of entering into a commercial supply agreement with respect to Licensed Product, Licensee will contract directly with the Third Party manufacturer(s) used by Amgen for supply of Licensed Product in order to obtain Licensee’s requirements of Licensed Product.

7.4	Responsibility for Regulatory Filings with Respect to Manufacturing. Amgen shall be solely responsible for the preparation and submission of all regulatory filings required to be filed with any Governmental Authority in the Territory with respect to the manufacture of Licensed Product supplied to Licensee by Amgen (including with respect to the use of any contract manufacturer to produce such Licensed Product on Amgen’s behalf) (the foregoing “Manufacturing Filing Responsibilities”), except to the extent that either: (i) Licensee has assumed responsibility for aspects of manufacturing pursuant to the Clinical Supply Schedule, a commercial supply agreement between the Parties or other agreement between the Parties; or (ii) Amgen has maintained manufacturing responsibility but notifies Licensee that it wishes to transition Manufacturing Filing Responsibilities with respect to Licensed Product to Licensee. In any of the foregoing cases, the Parties shall cooperate to transition such responsibility. In any such case, Licensee thereafter shall be solely responsible for the Manufacturing Filing Responsibilities and shall provide Amgen the same rights with respect to correspondence, communication and regulatory filings related to such manufacturing as provided for other correspondence, communication and Regulatory Filings in Sections 4.7 (Sharing of Regulatory Filings) and 4.12.1 (Licensee Responsibility) (including as if regulatory filings for manufacturing of Licensed Product were Regulatory Filings). Each Party shall provide the Party responsible for such regulatory filings any cooperation reasonably requested by such responsible Party in connection with any such filings.

8	PAYMENT

8.1	License Payments by Licensee. In consideration of the rights granted by Amgen to Licensee hereunder, Licensee shall make the following payments to Amgen:

8.1.1.	License Fee. Licensee shall pay Amgen a non-refundable, non-creditable license fee in the amount of One Hundred Million U.S. Dollars (US$100,000,000) within [*] days after [*].

8.1.2.

Development Milestone Payments. Licensee shall pay Amgen the following non-refundable, non-creditable development and commercial milestone payments as set forth below, in each case within [*] days after the occurrence of the

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corresponding event with respect to the first Licensed Product to achieve such event. If a milestone payment becomes due for occurrence of a milestone event with respect to Licensed Product in a particular country or region of the Territory (i.e., the United States, Europe or Japan) for a particular Indication and Licensee has not paid a milestone payment listed prior in order in the below table to the milestone payment then due for such Licensed Product with respect to such country or region for such Indication, then Licensee shall pay all such previously listed and unpaid milestone payment concurrently with payment of the milestone payment then due (regardless of whether or not the milestone event corresponding to the previously unpaid milestone payment has occurred with respect to such Licensed Product in such country or region for such Indication). For the avoidance of doubt, in the event the first sale of a Licensed Product takes place for a use recognized by insurance payers, established drug compendia or other process enabling payment or reimbursement prior to Regulatory Approval, Licensee shall pay Amgen both the Regulatory Approval and First Commercial Sale milestone payments with respect to such first sale event.

Milestone Event	Payment Amount (in US Dollars)
	[*]	[*]
[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]

8.2	Cost Sharing and Profit Sharing Arrangement.

8.2.1.	Cost Sharing and Profit Sharing.

(i) The Parties shall share Development Costs for the Licensed Product on a worldwide basis (excluding Japan), such that Licensee shall bear a sixty percent (60%) share and Amgen shall bear a forty percent (40%) share.

(ii) The Parties shall share Operating Expenses for the Licensed Product on a worldwide basis (excluding Japan), such that Licensee shall bear a fifty percent (50%) share and Amgen shall bear a fifty percent (50%) share.

(iii) The Parties shall share all Gross Profit generated under the Collaboration for the Licensed Product in all Indications in the Territory (excluding Japan) (when recognized, in accordance with GAAP) equally, with each Party having a fifty percent (50%) share.

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(iv) Neither the license fee nor any of the development milestone payments paid by Licensee pursuant to Section 8.1 (License Payments by Licensee), nor any amounts paid by License with respect to Japan or supply therefor, to Amgen shall be included in the cost sharing and profit sharing arrangement between the Parties.

8.2.2.	Reports. Within [*] days after the end of each [*] Quarter, each Party shall provide to the other Party a written report specifying in reasonable detail (and any other supporting information reasonably requested by the Parties) the Gross Profit, Operating Expenses and Development Costs for such Party incurred during such [*] Quarter (excluding Japan), and, if reasonably requested by the other Party, supporting documentation. Such written report of each Party shall state for such [*] Quarter and for each country covered by such Party’s territory under the Collaboration (excluding Japan): (i) such Party’s Development Costs; (ii) such Party’s Operating Expenses and the calculation thereof; and (iii) such Party’s Gross Profit and the calculation thereof (including specifying gross sales, the Net Sales by or on behalf of such Party, its Affiliates or licensees during the applicable [*] Quarter (detailed with gross invoiced amounts and deductions, including Cost of Goods Sold), Cost of Sales and Recoveries, if any). Any reports that contain currency conversions shall provide the details and background information used to calculate such conversions. In no event will any individual cost be counted more than once (e.g., the same individual cost will not be included within Development Costs and Other Collaboration Costs). The Parties will report all amounts required under this Section 8.2.2 (Reports) in U.S. Dollars.

8.2.3.	Reconciliation and Payment. Within [*] days after each Party’s receipt of such report (and any requested supporting documentation), Amgen shall calculate each Party’s share of the total Development Costs, Operating Expenses and the Gross Profit for the applicable [*] Quarter, in each case in accordance with Section 8.2.1 (Cost Sharing and Profit Sharing) and perform one reconciliation of the Development Costs, and a second reconciliation of Operating Expenses and Gross Profit to derive each Party’s Net Operating Profit, and provide to Licensee a written report of each such reconciliation calculation. With respect to each reconciliation calculation, if one Party owes a payment to the other Party, then such owing Party shall make such payment to the other Party within [*] days after delivery of such report to Licensee.

8.3	Royalty Payments with respect to Sales in Japan. In consideration of the rights granted by Amgen to Licensee hereunder, Licensee shall pay Amgen a royalty of [*] on Net Sales of Licensed Product (across all Indications) in Japan during the Term.

8.4	Calculation of Net Sales. In calculating Net Sales:

8.4.1.	Free Products. Any disposal of a Licensed Product at no charge for, or use of a Licensed Product without charge in, clinical or preclinical trials, given as free samples, or distributed at no charge to patients unable to purchase the same shall not be included in Net Sales.

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8.4.2.	Bundled Products. Where a Licensed Product is sold in a Bundle, then for the purposes of calculating the Net Sales under this Agreement, such Licensed Product shall be deemed to be sold for an amount equal to (X÷Y) × Z, where: X is the average sales price during the applicable reporting period generally achieved for such Licensed Product (or, should more than one Licensed Product be included in a Bundle with a product other than a Licensed Product, the sum of such average sales prices for the included Licensed Product) in the applicable country or territory; Y is the sum of the average sales price during the applicable reporting period generally achieved in the applicable country or territory, when sold alone, by each pharmaceutical product included in the Bundle; and Z equals the price at which the Bundle was actually sold. In the event that a Licensed Product or one or more of the other pharmaceutical products in the Bundle are not sold separately, the Parties shall confer in good faith to determine an equitable fair market price to apply to such bundled Licensed Product.

8.4.3.	Non-Monetary Consideration. Upon any sale or other disposal of Licensed Product that should be included within Net Sales for any consideration other than an exclusively monetary consideration on bona fide arm’s length terms, then for purposes of calculating the Net Sales under this Agreement, such Licensed Product shall be deemed to be sold exclusively for money at the average sales price during the applicable reporting period generally achieved for such Licensed Product in the country in which such sale or other disposal occurred when such Licensed Product is sold alone and not with other products.

8.5	Reports for Net Sales in Japan. Beginning with the [*] Quarter after the First Commercial Sale of a Licensed Product in Japan and thereafter for each [*] Quarter until the expiration of Licensee’s obligation to pay royalties hereunder with respect to Japan pursuant to Section 8.3 (Royalty Payments with respect to Sales in Japan), royalty payments and reports of the sale of each Licensed Product in Japan for each [*] Quarter will be calculated and delivered by Licensee to Amgen under this Agreement within [*] days after the end of each such [*] Quarter. Each payment of royalties will be accompanied by a report of Net Sales of each Licensed Product in Japan stating: (i) Net Sales of each Licensed Product in Japan (on a Licensed Product-by-Licensed Product basis) by or on behalf of Licensee, its Affiliates or licensees during the applicable [*] Quarter (detailed with gross invoiced amounts, deductions and Net Sales); and (ii) a calculation of the royalty payment due from Licensee hereunder for such [*] Quarter. Any reports that contain currency conversions shall provide the details and background information used to calculate such conversions. Licensee shall include in such reports such additional information as reasonably requested by Amgen, whether to enable Amgen to comply with its obligations to its licensors or otherwise.

8.6	No Wrongful Reductions. Licensee shall not attempt to reduce compensation rightly due to Amgen hereunder by shifting compensation otherwise payable to Licensee from a Third Party with respect to a Licensed Product to another product or service for which no royalties are payable by it hereunder.

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8.7	Payment Method. All payments made hereunder between the Parties shall be made in U.S. Dollars except as set forth in Section 8.9 (Blocked Currency). Licensee shall pay all sums due hereunder by check, wire transfer, or electronic funds transfer (EFT) in immediately available funds. Each Party will promptly notify the other Party of the appropriate account information to facilitate any such payments. Regardless of the amounts of any royalties or other payments due under this Agreement or any other agreement between the Parties or their Affiliates, all amounts payable under this Agreement shall be paid in full (subject to Section 8.11 (Withholding) and Section 8.12 (VAT)).

8.8	Audits. Each Party shall keep complete and accurate records relating to expenses and costs pertaining to the development and sale of the Licensed Product in its respective territory in sufficient detail to permit the other Party to confirm the accuracy of all payments due hereunder, and such records shall be open (in such form as may be available or reasonably requested by a certified public accountant in accordance with this Section 8.8 (Audits)) to inspection for [*] following the end of the period to which they pertain. Each Party shall have the right, at its own expense, to have an independent, certified public accountant, selected by it review the records of the other Party upon reasonable notice and during regular business hours. The report of such accountant shall be made available to both Parties simultaneously, promptly upon its completion. Each Party’s audit rights with respect to any [*] Year shall expire [*] after the end of such year and the books and records for any particular [*] Year shall only be subject to [*]. Should the inspection lead to the discovery of a discrepancy to the detriment of the auditing Party, then the other Party shall pay to the auditing Party the amount of the discrepancy plus interest accrued at the Contract Interest Rate, compounded daily from the day the relevant payment(s) were due. Should the inspection lead to the discovery of a discrepancy to the detriment of the Party being audited, then the auditing party shall pay to the other Party the amount of the discrepancy without interest. The auditing Party shall pay the full cost of the inspection unless the discrepancy is to the detriment of the auditing Party and is greater than [*] of the amount actually paid for the audited period, in which case the Party being audited shall pay the cost of such inspection.

8.9	Blocked Currency. If at any time legal restrictions in the Territory prevent the prompt remittance of any payments with respect to sales therein, each Party shall have the right and option to make such payments by depositing the amount thereof in local currency to the other Party’s account in a bank or depository designated by such other Party in the applicable country or territory.

8.10	Taxes. All Taxes levied on account of a payment made by Licensee to Amgen pursuant to this Agreement will be subject to the withholding and remittance provisions of Section 8.11 (Withholding).

8.11

Withholding. In the event that Law requires a Party to pay or withhold Taxes with respect to any payment to be made by such Party pursuant to this Agreement, such Party shall notify the other Party in writing of such payment or withholding requirements prior to making the first payment to the other Party in which any such payment or withholding of Taxes will be deducted and provide such assistance to the other Party, including the

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provision of such documentation as may be required by a tax authority, as may be reasonably necessary in the other Party’s efforts to claim an exemption from or reduction of such Taxes. If the Party required to make the payment pursuant to this Agreement, in accordance with Law, withholds Taxes from the amount due, it shall remit such Taxes to the appropriate tax authority, and furnish the other Party with proof of payment of such Taxes within [*] days following payment thereof. If Taxes are paid to a tax authority, the Party that made the withholding shall provide such assistance to the other Party as is reasonably required to obtain a refund of Taxes withheld, or obtain a credit with respect to Taxes paid.

8.12	VAT. All payments due Amgen from Licensee pursuant to this Agreement shall be paid exclusive of any VAT (which, if applicable, shall be payable by Licensee upon receipt of a valid VAT invoice).

8.13	Late Payment. Any payments or portions thereof due hereunder which are not paid when due shall bear interest at the Contract Interest Rate, compounded daily, calculated on the number of days such payment is delinquent. This Section 8.13 (Late Payment) shall in no way limit any other remedies available to either Party.

8.14	Third Party Royalties. Except as expressly set forth in Sections 8.11 (Withholding) and 8.12 (VAT), Licensee shall not have the right to make any deduction from amounts payable to Amgen pursuant to Sections 8.1 (License Payments by Licensee) and 8.3 (Royalty Payments with respect to Sales in Japan) of this Agreement on account of any royalty or other amount payable to any Third Party.

9	INTELLECTUAL PROPERTY

9.1	Ownership. Except to the extent expressly specified to the contrary in this Agreement: (i) each Party shall retain and own all right, title, and interest in and to all patent rights, trade secrets, proprietary rights and other intellectual property rights conceived or created solely by such Party; (ii) the Parties shall jointly own all right, title, and interest in and to all patent rights, trade secrets, proprietary rights and other intellectual property rights conceived or created jointly by the Parties pursuant to the Collaboration and, subject to the provisions of this Agreement (including those licenses granted pursuant to Article 3 (Grant of License)), neither Party shall have any duty to account or obtain the consent of the other Party (such consent deemed given hereunder) in order to exploit, license or assign such intellectual property rights; and (iii) inventorship and authorship of any invention or work of authorship conceived or created by either Party, or jointly by the Parties, shall follow the rules of the U.S. Patent and Trademark Office and the Laws of the United States (without reference to any conflict of law principles).

9.2	Prosecution and Maintenance.

9.2.1.	In Licensee Territory.

(i)	[*] shall have the right, but not the obligation, to control, itself or through outside counsel reasonably acceptable to [*] and directed by [*], the

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preparation, filing (including filing for correction of claims or specifications), prosecution, maintenance and defense (including responses to patent office communications, any office actions, oppositions, interferences and challenges (whether before a patent authority or judicial body) related thereto) (the foregoing collectively “Patent Matters”) with respect to [*] as well as preparation and filing for any [*] shall reasonably [*].

(ii)	[*] it shall give [*] reasonable notice thereof [*] and continue the prosecution or maintenance of such patent, trademark or application and [*] with respect to [*] control Patent Matters with respect to such patent, trademark or application [*] in accordance with this Section 9.2.1(ii) ([*] shall control, itself or through outside counsel reasonably acceptable to [*] and directed by [*] with respect to [*] as well as preparation and filing for any patent term extensions or similar protections [*].

9.2.2.	[*] Territory. [*] shall control and be [*] responsible for all Patent Matters with respect to its patent rights, trademark rights and other intellectual property [*]. [*] shall control and be [*] responsible for Patent Matters with respect to Joint Patents [*]. [*]

9.3	Defense and Settlement of Third Party Claims. [*] that a [*] by the [*], [*] shall have the [*] right [*] that a [*] by the [*] shall have the [*] right to [*] with respect to [*] Subject to such [*] may [*] this Section 9.3 (Defense and Settlement of Third Party Claims), [*] with respect to [*]. The [*] shall seek and reasonably [*] for such matter. [*] shall keep [*], and shall [*]

[*].

9.4	Enforcement.

9.4.1.	In Licensee Territory. Each Party shall promptly notify the other Party in writing if it reasonably believes that any Licensee Territory Patents and Trademarks or Licensed Amgen Know-How in the Licensee Territory (collectively, “Licensee Territory IP”) are infringed or misappropriated by a Third Party in the Licensee Territory.

(i)	[*]. Without limiting the foregoing, [*].

(ii)	[*] Without limiting the foregoing, [*].

9.4.2.	Amgen Territory. Licensee shall promptly notify Amgen in writing if it reasonably believes that any patent, trademark, know-how or other intellectual property Controlled by Amgen that relates to the Licensed Product are infringed or misappropriated by a Third Party in the Amgen Territory. [*].

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9.5	Allocation of Recoveries. All Recoveries [*] shall be [*]. With respect to [*], all Recoveries shall [*]. Any Recoveries that are [*] shall be [*]. For the avoidance of doubt, after any termination or expiration of this Agreement, [*] shall have [*].

9.6	Patent Term Extensions. Each Party shall provide reasonable assistance to the other Party in connection with obtaining SPCs for Licensed Amgen Patents consistent with the rights of the other Party to control such matters as specified in Section 9.2 (Prosecution and Maintenance). To the extent reasonably and legally required in order to obtain any such SPC in a particular country, each Party shall make available to the other a copy of the necessary documentation to enable such other Party to use the same for the purpose of obtaining the SPC in such country.

9.7	Employee Agreements. Prior to [*] relating to [*], [*] shall have [*] pursuant to which [*] and appropriate, and substantially including: [*] It is understood and agreed by the Parties that [*] and that the [*] shall be sufficient to [*] Each Party shall [*].

9.8	Patent Marking. Licensed Product marketed and sold by or on the behalf of Licensee hereunder shall be marked with appropriate patent numbers or indicia of Licensed Amgen Patents, to the extent permitted by Law in the Licensee Territory.

9.9	Cooperation. Each Party shall provide the other Party, at the other Party’s reasonable request, such assistance and cooperation as may be requested with respect to any Patent Matters, litigation or other activities related to patent rights and other intellectual property.

10	CONFIDENTIALITY AND PUBLICATIONS

10.1

Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, during the Term and for [*] years thereafter, the receiving Party shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any confidential and proprietary information and materials furnished to it by, or otherwise obtained from, the other Party pursuant to this Agreement, in whatever form or medium (collectively, “Confidential Information”) (including information known by the employees of Amgen KK, a wholly-owned subsidiary of Amgen, and/or materials in the possession of Amgen KK prior to the consummation of the transactions contemplated in that certain Sale and Purchase Agreement executed concurrently herewith, which shall be considered the Confidential Information of Amgen). Licensee acknowledges the value of Confidential Information (including data provided by Amgen hereunder) and shall have no right to and shall not utilize any Confidential Information of Amgen for activities in the Territory (including, with respect to the research, development or commercialization of any Distracting Product or other programs or products of Licensee in the Territory or for any other purpose) except as expressly provided for in this Agreement. For the avoidance of doubt, Confidential Information of a Party shall include all information and materials disclosed by such Party or its designee that (i) is marked as “Confidential,” “Proprietary” or with similar designation at the time of disclosure or (ii) by its nature can

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reasonably be expected to be considered Confidential Information by the recipient. Information disclosed orally shall not be required to be identified as such to be considered Confidential Information. Notwithstanding the foregoing, Confidential Information shall not include any information to the extent that it can be established by written documentation by the receiving Party that such information:

(i)	was already known to the receiving Party, other than under an obligation of confidentiality (except to the extent such obligation has expired or an exception is applicable under the relevant agreement pursuant to which such obligation was established), at the time of disclosure;

(ii)	was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(iii)	became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(iv)	was independently developed by the receiving Party (without reference to or use of Confidential Information of the other Party) as demonstrated by documented evidence prepared contemporaneously with such independent development; or

(v)	was disclosed to the receiving Party, other than under an obligation of confidentiality (except to the extent such obligation has expired or an exception is applicable under the relevant agreement pursuant to which such obligation was established), by a Third Party who had no obligation to the disclosing Party not to disclose such information to others.

10.2

Authorized Disclosure. Except as expressly provided otherwise in this Agreement, each Party may use and disclose Confidential Information of the other Party solely as follows: (i) under appropriate confidentiality provisions substantially equivalent to those in this Agreement: (a) in connection with the performance of its obligations or as reasonably necessary or useful in the exercise of its rights under this Agreement, and (b) to the extent such disclosure is reasonably necessary or useful in conducting development under this Agreement; (ii) to the extent such disclosure is to a Governmental Authority as reasonably necessary in filing or prosecuting patent, copyright and trademark applications in accordance with this Agreement, prosecuting or defending litigation in accordance with this Agreement, complying with applicable governmental regulations with respect to performance under this Agreement, filing Regulatory Filings, obtaining Regulatory Approval or fulfilling post-approval regulatory obligations for a Licensed Product, or otherwise required by Law; provided, however, that if a Party is required by Law or the rules of any securities exchange or automated quotation system to make any such disclosure of the other Party’s Confidential Information it shall, except where impracticable for necessary disclosures (for example, in the event of medical emergency), give reasonable advance notice to the other Party of such disclosure requirement and, in the case of each of the foregoing, shall use its reasonable efforts to

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secure confidential treatment of such Confidential Information required to be disclosed; (iii) to advisors (including lawyers and accountants) on a need to know basis, in each case under appropriate confidentiality provisions or professional standards of confidentiality substantially equivalent to those of this Agreement; or (iv) to the extent mutually agreed to by the Parties.

10.3	Terms and Conditions Confidential. Neither Party shall disclose the terms and conditions of this Agreement except as may be required by Law or by the rules of any stock exchange or automated quotation system (in the case of such required disclosure, by providing [*] days’ notice to the other Party and reasonably considering comments provided by such other Party within [*] days after such notice). Notwithstanding the foregoing, with respect to complying with the disclosure requirements of any Governmental Authority in connection with any required filing of this Agreement, the Parties shall consult with one another concerning which terms of this Agreement shall be requested to be redacted in any public disclosure of the Agreement, and in any event each Party shall seek reasonable confidential treatment for any public disclosure by any such Governmental Authority. Notwithstanding the foregoing, the Parties shall agree upon and release a mutual press release to announce the execution of this Agreement for use in responding to inquiries about the Agreement; thereafter, Licensee and Amgen may each disclose to Third Parties the information contained in such press release without the need for further approval by the other. Each Party shall additionally have the right to issue additional press releases in regards to this Agreement and/or the Licensed Product with the prior written agreement of the other Party or as required to comply with any Law or by the rules of any stock exchange or automated quotation system (in the case of such required disclosure, by providing [*] days’ notice to the other Party and reasonably considering comments provided by such other Party within [*] days after such notice).

10.4	Prior Agreement. This Agreement supersedes the Confidential Disclosure Agreement between the Parties dated [*], as amended and supplemented, including any written requests thereunder, (the “Prior Agreement”) with respect to information disclosed thereunder relating to the Licensed Product and the research and development related thereto. All confidential information exchanged between the Parties under the Prior Agreement shall be deemed Confidential Information of the disclosing Party and shall be subject to the terms of this Agreement.

10.5	Publications.

10.5.1.	Publication Plan. The Parties shall regularly consult (no less than [*]) and confer with respect to a global publication plan for Licensed Product with the understanding that neither Party can publish without the consent of the other Party. Should the Parties agree in writing that the publication with respect to Licensed Product by Amgen or Licensee is appropriate, then Amgen or Licensee, respectively, shall have the right to make such publication subject to Section 10.5.2 (Oversight and Review).

10.5.2.	Oversight and Review. Except as required by Law or court order, with respect to any publication or presentation concerning the activities conducted in the

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Territory hereunder with respect to Licensed Product, including studies or clinical trials carried out by a Party under this Agreement, the Party desiring to publish or present any such publication or presentation (the “Publishing Party”): (i) shall transmit to the other Party (the “Reviewing Party”) for review and comment a copy of the proposed publication or presentation, at least [*] days prior to the submission of the proposed publication or presentation to a Third Party; (ii) shall postpone the publication or presentation for up to an additional [*] days upon request by the Reviewing Party in order to allow the consideration of appropriate patent applications or other protection to be filed on information contained in the publication or presentation; (iii) upon request of the Reviewing Party, shall remove all Confidential Information of the Reviewing Party from the information intended to be published or presented; and (iv) shall consider all reasonable comments made by the Reviewing Party to the proposed publication or presentation.

10.6	Attorney-Client Privilege. Neither Party is waiving, nor shall be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges as a result of disclosing information pursuant to this Agreement, or any of its Confidential Information (including Confidential Information related to pending or threatened litigation) to the receiving Party, regardless of whether the disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections. The Parties: (i) share a common legal and commercial interest in such disclosure that is subject to such privileges and protections; (ii) are or may become joint defendants in proceedings to which the information covered by such protections and privileges relates; (iii) intend that such privileges and protections remain intact should either Party become subject to any actual or threatened proceeding to which the disclosing Party’s Confidential Information covered by such protections and privileges relates; and (iv) intend that after [*] both the receiving Party and the disclosing Party shall have the right to assert such protections and privileges.

11	REPRESENTATIONS, WARRANTIES AND COVENANTS

11.1	Mutual Representations and Warranties. Each of the Parties hereby represents and warrants to the other Party as follows:

11.1.1.	As of [*], it is duly organized and validly existing under the Laws of its jurisdiction of incorporation and it has full corporate power and authority and has taken all corporate action necessary to enter into and perform this Agreement;

11.1.2.	As of [*], this Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms; the execution, delivery and performance of the Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, by which it is bound, nor to its knowledge as of [*] violate any Law; and the person or persons executing this Agreement on such Party’s behalf have been duly authorized to do so by all requisite corporate action;

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11.1.3.	To its knowledge, as of [*] no government authorization, consent, approval, license, exemption of or filing or registration with any court or Governmental Authority, under Law, is or shall be necessary for, or in connection with, the entering into of this Agreement or the transaction contemplated by this Agreement, or (except for regulatory approvals, licenses, clearances and the like necessary for the research, development, manufacture, sales or marketing of pharmaceutical products and except for any required filing with the United States Securities and Exchange Commission) for the performance by it of its obligations under this Agreement;

11.1.4.	[*];

11.1.5.	As of [*], it has not been debarred or the subject of debarment proceedings by any Governmental Authority; and

11.1.6.	It has not granted as of [*] any right to any Third Party relating to any patent, trademark or other proprietary right that conflicts with the rights granted to the other Party hereunder.

11.2	Amgen Representations and Warranties. Amgen hereby represents and warrants that, as of [*]:

11.2.1.	Amgen has provided Licensee with [*] with respect to Licensed Product, and has [*] information relating to [*] that are [*] Licensed Product [*] provided to Licensee;

11.2.2.	Amgen has disclosed to Licensee [*] as set forth on the [*] Schedule, and has [*] Licensee with [*] that are [*] Licensed Product [*];

11.2.3.	To the best of Amgen’s knowledge, there are [*] with respect to [*] outside the [*], and there is no [*] of the [*] outside the [*]; and

11.2.4.	Except as referenced on the [*] Schedule, to the best of Amgen’s knowledge Amgen has [*] which [*] that the [*] of an [*].

11.3	Disclaimer of Warranties. EXCEPT AS SET FORTH IN THIS ARTICLE 11 (Representations, Warranties and Covenants), LICENSEE AND AMGEN EXPRESSLY DISCLAIM ANY AND ALL REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE COLLABORATION, THE LICENSED AMGEN PATENTS, LICENSED AMGEN TRADEMARKS, LICENSED AMGEN KNOW-HOW, LICENSED LICENSEE PATENTS, LICENSED LICENSEE TRADEMARKS, LICENSED LICENSEE KNOW-HOW, THIS AGREEMENT, OR ANY OTHER SUBJECT MATTER RELATING TO THIS AGREEMENT, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OR NONINFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS.

11.4	Covenants. Each of the Parties hereby covenants to the other Party as follows:

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11.4.1.	It shall not knowingly use in connection with the research, development, manufacture or commercialization to take place pursuant to this Agreement any employee, consultant or investigator that has been debarred or the subject of debarment proceedings by any Governmental Authority;

11.4.2.	It shall carry out its activities hereunder in compliance with Law (including relevant Laws relating to economic sanctions and bribery);

11.4.3.	It shall not misappropriate any trade secret(s) of a Third Party in connection with the performance of its activities hereunder; and

11.4.4.	It shall not grant any right to any Third Party relating to any patent, trademark or other proprietary right that conflicts with the rights granted to the other Party hereunder.

12	LIMITATIONS OF LIABILITY; INSURANCE

12.1	Limitations of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES OF ANY KIND ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE), EVEN IF SUCH PARTY WAS ADVISED OR OTHERWISE AWARE OF THE LIKELIHOOD OF SUCH DAMAGES. The limitations set forth in this Section 12.1 (Limitations of Liability) shall not apply with respect to (i) either Party’s indemnification obligations under Article 12 (Indemnification), (ii) breach of Section 10.1 (Confidentiality; Exceptions), 10.2 (Authorized Disclosure), or (iii) gross negligence or intentional misconduct of a Party.

12.2	Insurance. During the Term and for [*] thereafter each Party shall obtain and maintain comprehensive general liability insurance covering its obligations and activities hereunder, including products liability insurance and coverage for clinical trials, with reputable and financially secure insurance carriers in a form and at levels as customary for a company of its size in the pharmaceutical industry in the Territory (or reasonable self-insurance sufficient to provide materially the same level and type of protection).

13	INDEMNIFICATION

13.1

Indemnity. Subject to the remainder of this Article 13 (Indemnification), Licensee shall defend, indemnify, and hold harmless Amgen, its Affiliates, and their respective directors, officers, employees and agents (collectively, “Amgen Indemnitees”), at Licensee’s cost and expense, from and against any and all liabilities, losses, costs, damages, fees or expenses (including reasonable legal expenses and attorneys’ fees incurred by any Amgen Indemnitees until such time as Licensee has acknowledged and assumed its indemnification obligation hereunder with respect to a claim) paid to a Third Party

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(collectively, “Losses”) arising out of any claim, action, lawsuit, or other proceeding (other than a shareholder derivative suit or like action) (collectively, “Claims”) brought against any Amgen Indemnitee by a Third Party to the extent such Losses result from (i) the gross negligence or willful misconduct of Licensee, or its Affiliates or agents in exercising its rights or performing its obligations under this Agreement, or (ii) a material breach by Licensee of this Agreement, including any failure of Licensee’s representations or warranties in Section 11.1 (Mutual Representations and Warranties) to be true in any material respect when made, but excluding such Losses to the extent they arise from (y) or (z) below. Subject to the remainder of this Article 13 (Indemnification), Amgen shall defend, indemnify, and hold harmless Licensee, its Affiliates, and their respective directors, officers, employees and agents (collectively, “Licensee Indemnitees”), at Amgen’s cost and expense, from and against any and all Losses (including reasonable legal expenses and attorneys’ fees incurred by any Licensee Indemnitees until such time as Amgen has acknowledged and assumed its indemnification obligation hereunder with respect to the applicable claim) arising out of any Claim brought against any Licensee Indemnitee by a Third Party to the extent such Losses result from (y) the gross negligence or willful misconduct of Amgen, or its Affiliates or agents in exercising its rights or performing its obligations under this Agreement, or (z) a material breach by Amgen of this Agreement, including any failure of Amgen’s representations or warranties in Section 11.1 (Mutual Representations and Warranties) to be true in any material respect when made, but excluding such Losses to the extent they arise from (i) or (ii) above. The indemnification obligations of this Article 13 (Indemnification) shall not apply to commercial supply obligations; any indemnification obligations related to commercial supply shall be handled under the supply agreement to be entered into pursuant to Section 7.3 (Commercial Supply).

13.2

Claim for Indemnification. Whenever any Claim or Loss shall arise for which a Licensee Indemnitee or an Amgen Indemnitee (the “Indemnified Party”) may seek indemnification under this Article 13 (Indemnification), the Indemnified Party shall promptly notify the other Party (the “Indemnifying Party”) of the Claim or Loss and, when known, the facts constituting the basis for the Claim; provided, however, that the failure by an Indemnified Party to give such notice or to otherwise meet its obligations under this Section 13.2 (Claim for Indemnification) shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except only to the extent that the Indemnifying Party is actually prejudiced as a result of such failure. The Indemnifying Party shall have exclusive control of the defense and settlement of all Claims for which it is responsible for indemnification and shall promptly assume defense thereof at its own expense. The Indemnified Party shall not settle or compromise any Claim by a Third Party for which it is entitled to indemnification without the prior written consent of the Indemnifying Party, unless the Indemnifying Party is in breach of its obligation to defend hereunder. In no event shall the Indemnifying Party settle any Claim without the prior written consent of the other Party if such settlement does not include a complete release from liability on such Claim or if such settlement would involve undertaking an obligation other than the payment of money, would bind or impair the other Party, or includes any admission of wrongdoing or that any intellectual property or proprietary right of the other Party is invalid or unenforceable. The Indemnified Party shall reasonably cooperate with the Indemnifying Party at the Indemnifying Party’s expense

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and shall make available to the Indemnifying Party reasonably requested information under the control of the Indemnified Party, which information shall be subject to Article 10 (Confidentiality and Publications).

13.3	Joint Losses. Any and all liabilities, losses, costs, damages, fees or expenses (including reasonable legal expenses and attorneys’ fees (“Joint Loss(es)”) arising from Third Party claims, suits, actions or demands (other than those subject to indemnification pursuant to Section 13.1 (Indemnity) or addressed under Section 9.3 (Defense and Settlement of Third Party Claims)) resulting directly or indirectly out of [*] shall be treated as [*]. In the event a Party becomes aware of a claim which, if resulting in a Joint Loss, it intends to treat as [*], such Party shall inform the other Party of such claim as soon as reasonably practicable after it receives notice thereof. With respect to any such Third Party claims, the Party conducting or operationally controlling the activity giving rise to the claim shall have the right to assume direction and control of the defense of such claim. The Party not in control of such defense shall co-operate as reasonably requested in the defense of the claim. The Party in control of any such claim shall keep the other Party regularly and fully informed about the claim and defense, and shall cooperate with the other Party in facilitating its involvement as reasonably requested. The Party not in control of such defense may participate, subject to such control, in such defense or settlement with its own counsel. The Party in control shall not settle any such claim without the other Party’s prior written consent, such consent not to be unreasonably withheld or delayed.

14	TERM AND TERMINATION

14.1	Term. This Agreement shall come into effect as of the Effective Date and shall remain in effect until terminated in accordance with this Article 14 (Term and Termination).

14.2	Termination. This Agreement may be terminated as follows:

14.2.1.	Termination for Breach. If either Party believes that the other Party or its Affiliate is in material breach of this Agreement, then such Party may deliver notice of such material breach to the other Party. If the breaching Party (or its Affiliate) fails to cure such material breach within [*] days after the receipt of such notice (or [*] days with respect to any failure to pay amounts due hereunder), then the other Party shall be permitted to terminate this Agreement by written notice given within [*] days after the end of such cure period and effective upon delivery.

14.2.2.	Termination for Challenge. Amgen shall have the right to terminate this Agreement by written notice to Licensee should Licensee, its Affiliate or its or their sublicensee bring or join any challenge to the validity or enforceability of any Licensed Amgen Patent or Licensed Amgen Trademark.

14.2.3.	Change of Control Termination. Amgen shall have the right to terminate this Agreement in accordance with Section 15.3 (Change of Control).

14.2.4.	Failure of Licensee to Use Reasonably Diligent Efforts. In the event Licensee fails to use Reasonably Diligent Efforts with respect to the development and

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commercialization of Licensed Product in a Major Market Country, and fails to cure such breach within [*] days after the receipt of such notice, without limiting other available remedies, Amgen shall have the right to terminate this Agreement for the entire region of Europe, if such Major Market Country is within Europe, or for the entire region of Asia, if such Major Market Country is within Asia. In the event Licensee fails to use Reasonably Diligent Efforts with respect to the development and commercialization of Licensed Product in a country other than a Major Market Country, and fails to cure such breach within [*] days after receipt of such notice, without limiting other available remedies, Amgen shall have the right to terminate this Agreement in such particular country. For the purpose of this provision, “Major Market Country” means [*].

14.3	Effect of Termination. Expiration or termination of this Agreement shall have the following effects: In the event of any termination or expiration of this Agreement: [*] Any termination or expiration of this Agreement shall be without prejudice to any other right or remedy to which a Party may be entitled. Upon termination or expiration of this Agreement, [*]

14.4	Additional Surviving Provisions. In addition and without prejudice to the provisions of Section 14.3 (Effect of Termination), in the event of any expiration or termination of this Agreement the following provisions shall survive: Articles 10 (Confidentiality and Publications) (except with respect to Section 10.5 (Publications)); 12 (Limitations of Liability; Insurance); 13 (Indemnification); 14 (Term and Termination) and 15 (Miscellaneous); and Sections 3.3 (Licensed Licensee Know-How and Patents); 3.6.2 (Grant to Amgen); 6.3 (Addition of Distracting Products) and 6.4 (Distracting Transactions) (with respect only to sequestration of personnel and information and any accrued payment obligations and the ancillary provisions with respect thereto); 8.1.1 (License Fee); 8.1.2 (Development Milestone Payments) (with respect to milestones reached prior to such expiration or termination); 8.2 (Cost Sharing and Profit Sharing Arrangement) (with respect to Development Costs and Operating Expenses incurred, and Gross Profit generated, prior to such expiration or termination); 8.3 (Royalty Payments with respect to Sales in Japan) through 8.6 (No Wrongful Reductions) (inclusive) (with respect to sales made prior to such expiration or termination); 8.7 (Payment Method) through 8.14 (Third Party Royalties) (inclusive); 9.1 (Ownership); 9.5 (Allocation of Recoveries) (with respect to periods prior to such expiration or termination); and 11.3 (Disclaimer of Warranties).

14.5

Transition Period. During the [*] period following [*] (the “Transition Period”), the Parties shall cooperate to transition the development (including any ongoing trials, to the extent permitted by Law) and commercialization of, regulatory responsibility for, and, if applicable, manufacture of the Licensed Product in the Territory in Indications from Licensee to Amgen. Licensee shall take all actions reasonably requested by Amgen to facilitate such transition, and the Parties shall conduct such transition expeditiously and as reasonably necessary to minimize disruption in the development and commercialization of a Licensed Product in the Territory. The Parties shall each be responsible for [*] in accordance with this Section 14.5 (Transition Period), provided that, in the event of

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termination by Licensee under Section 14.2.1 (Termination for Breach), [*] in accordance with this Section 14.5 (Transition Period).

14.6	Bankruptcy. All licenses (and to the extent applicable rights) granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11, U.S. Code Sections 101 et seq. (“Bankruptcy Code”), licenses of rights to “intellectual property” as defined under the Bankruptcy Code. The Parties agree that the non-bankrupt Party shall retain and may fully exercise all of its rights and elections under Law. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a bankrupt Party the other Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any intellectual property which at that date is known to be necessary or useful to Licensed Product (then the subject of research, development or commercialization) for the non-bankrupt Party’s territory and all embodiments of such intellectual property; and same, if not already in the other Party’s possession, shall be promptly delivered to the other Party (a) upon any such commencement of a bankruptcy proceeding, upon the other Party’s written request therefor (which request must identify the specific intellectual property), unless the bankrupt Party (or a trustee on behalf of the bankrupt Party) elects within [*] days to continue to perform all of its obligations under this Agreement or (b) if not delivered under (a) above, upon the rejection of this Agreement by or on behalf of the bankrupt Party, upon written request therefor by the other Party.

15	MISCELLANEOUS

15.1	Affiliates. Each Party shall have the right to exercise its rights and perform its obligations hereunder through its Affiliates (including by licensing rights hereunder where such rights are held in the name of any such Affiliate), provided that each Party shall be responsible for its Affiliates’ performance hereunder.

15.2	Assignment. Neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred (whether by operation of Law, general succession or otherwise) by Licensee without the prior written consent of Amgen. Amgen may assign this Agreement, and its rights and obligations hereunder without prior written consent to any Affiliate or, with prior notice, in connection with the transfer or sale of all or substantially all of the business of Amgen to which this Agreement relates. Amgen shall have the right to assign its rights and delegate its obligations under this Agreement with respect to Licensed Product to a Party or Parties to which Amgen licenses or transfers rights with respect to such product in the Amgen Territory. Any assignment not in accordance with this Agreement shall be void. Subject to the foregoing, the rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties.

15.3

Change of Control. Licensee shall give Amgen written notice within [*] days after the public announcement or disclosure of any proposed Change of Control of Licensee. In the event of the occurrence of any Change of Control of Licensee, then upon written

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notice by Amgen to Licensee: [*]. In addition, should such Change of Control involve [*], Amgen shall have the right to [*].

15.4	Choice of Law. This Agreement shall be governed by, and enforced and construed in accordance with, the laws of the State of California without regard to its conflicts of law provisions.

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15.5	Construction. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The Parties each acknowledge that they have had the advice of counsel with respect to this Agreement, that this Agreement has been jointly drafted, and that no rule of strict construction shall be applied in the interpretation hereof. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (ii) any reference to any Laws herein shall be construed as referring to such Laws as from time to time enacted, repealed or amended, (iii) any reference herein to any person shall be construed to include the person’s permitted successors and assigns, (iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (v) all references herein to Articles, Sections, Schedules or Exhibits, unless otherwise specifically provided, shall be construed to refer to Articles, Sections, Schedules or Exhibits of this Agreement. This Agreement has been executed in English, and the English version of this Agreement shall control.

15.6	Counterparts. This Agreement may be executed in counterparts with the same effect as if both Parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument. Signature pages of this Agreement may be exchanged by facsimile or other electronic means without affecting the validity thereof.

15.7	Currency. With respect to amounts received or expenses incurred in a currency other than U.S. Dollars, such amounts received or expenses incurred shall be converted into the U.S. Dollar equivalent using a rate of exchange which corresponds to the rate used by whichever of Licensee or Amgen (or an Affiliate of one of them) recorded such receipt or expenditure, for the respective reporting period, related to recording such amounts received or expenses incurred in its books and records that are maintained in accordance with GAAP. If a Party is not required to perform such currency conversion for its GAAP reporting with respect to the applicable period, then for such period such Party shall convert its amounts received and expenses incurred into U.S. Dollars using a rate of exchange which corresponds to the [*] rate as published in the Wall Street Journal, Eastern U.S. Edition on [*] day of the [*] Quarter (or such other publication as agreed-upon by the Parties). Any royalty amount shall be calculated based upon the U.S. Dollar equivalent calculated in accordance with the foregoing.

15.8

Entire Agreement. This Agreement, including the attached Appendices, Schedules and Exhibits constitutes the entire agreement between the Parties as to the subject matter of this Agreement, and supersedes and merges all prior negotiations, representations, agreements and understandings regarding the same. The foregoing is without prejudice to the Parties’ rights and obligations pursuant to the Sale and Purchase Agreement, License

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Agreement relating to Japan rights to multiple products, and the Vectibix Supply Agreement, each between the Parties and executed concurrently herewith.

15.9	Force Majeure. Neither Party shall be liable for delay or failure in the performance of any of its obligations hereunder if such delay or failure is due to causes beyond its reasonable control, including acts of God, fires, floods, earthquakes, labor strikes, acts of war, terrorism or civil unrest (“Force Majeure”); provided, however, that the affected Party promptly notifies the other Party in writing (and continues to provide monthly status updates to the other Party for the duration of the effect) and further provided that the affected Party shall use its commercially reasonable efforts to avoid or remove such causes of non-performance and to mitigate the effect of such occurrence, and shall continue performance with reasonable dispatch whenever such causes are removed.

15.10	Further Assurances. Each Party agrees to do and perform all such further acts and things and shall execute and deliver such other agreements, certificates, instruments and documents necessary or that the other Party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and to evidence, perfect or otherwise confirm its rights hereunder.

15.11	Headings. Headings and captions are for convenience only and are not to be used in the interpretation of this Agreement.

15.12	Jurisdiction and Venue. Each Party hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of California (“State Court”) and the courts of the United States of America located in the State of California (“Federal Court”), for the purposes of any suit, action or other proceeding arising out of or relating to this Agreement or out of any transaction contemplated hereby. Each Party agrees that service of any process, summons, notice or document by personal delivery, by registered mail, or by a recognized international express delivery service to such Party’s respective address set forth in Section 15.14 (Notices) (as such address may be changed by notice delivered pursuant to such section) shall be effective service of process for any action, suit or proceeding in the applicable Federal Court or State Court with respect to any matters to which it has submitted to jurisdiction in this Section 15.12 (Jurisdiction and Venue). Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the applicable Federal Court or State Court, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Any action brought arising out of or relating to this Agreement or out of any transaction contemplated hereby shall be conducted in English. Notwithstanding the foregoing, either Party shall have the right to seek exigent, injunctive or temporary relief in any court of competent jurisdiction.

15.13	No Set-Off. No Party shall have the right to deduct from amounts otherwise payable hereunder any amounts payable to such Party (or its Affiliates) from the other Party (or its Affiliates).

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15.14	Notices. Any notice required or permitted to be given by this Agreement shall be in writing, in English, and shall be delivered by hand or overnight courier with tracking capabilities or mailed postage prepaid by registered or certified mail addressed as set forth below unless changed by notice so given:

If to Amgen:	Amgen Inc. One Amgen Center Drive Thousand Oaks, CA 91320-1799 Attention: Corporate Secretary Telephone: (805) 447-1000 Facsimile: [*]

If to Licensee:	Takeda Pharmaceutical Company Limited 1-1, Doshomachi 4-Chome Chuo-ku, Osaka 540-8645 Japan Attention: General Manager, Global Licensing and Business Development Telephone: [*] Facsimile: [*]

Any such notice shall be deemed given on the date delivered. A Party may add, delete (so long as at least one person is remaining), or change the person or address to which notices should be sent at any time upon written notice delivered to the other Party in accordance with this Section 15.14 (Notices).

15.15	Reimportation. Licensee shall undertake all steps necessary to prevent any Licensed Product provided to or made for or on behalf of Licensee for use or sale inside the Licensee Territory from being distributed or sold in the Amgen Territory, except where Amgen and Licensee agree that the exporting person or entity is in possession of all regulatory authorizations and intellectual property licenses necessary for such export, import and sale. Licensee shall notify Amgen if it becomes aware of the exportation of a Licensed Product from the Licensee Territory and discuss with Amgen the same.

15.16	Relationship of the Parties. Each Party is an independent contractor under this Agreement. Nothing contained herein is intended or is to be construed so as to constitute Licensee and Amgen as partners, agents or joint venturers. Neither Party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any Third Party.

15.17	Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall negotiate in good faith to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

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15.18	Third Party Beneficiaries. Except as expressly provided with respect to Amgen Indemnitees or Licensee Indemnities in Article 13 (Indemnification), there are no third party beneficiaries intended hereunder and no Third Party shall have any right or obligation hereunder.

15.19	Waivers and Modifications. The failure of any Party to insist on the performance of any obligation hereunder shall not be deemed to be a waiver of such obligation. Waiver of any breach of any provision hereof shall not be deemed to be a waiver of any other breach of such provision or any other provision on such occasion or any other occasion. No waiver, modification, release or amendment of any right or obligation under or provision of this Agreement shall be valid or effective unless in writing and signed by all Parties hereto.

*********

(Signature page follows)

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IN WITNESS WHEREOF, the Parties have executed this License Agreement as of the Effective Date.

TAKEDA PHARMACEUTICAL		AMGEN INC.
COMPANY LIMITED

By:	/s/ Yasuchika Hasegawa	By:	/s/ Kevin W. Sharer
Name:	Yasuchika Hasegawa	Name:	Kevin W. Sharer
Title:	President	Title:	Chairman of the Board, CEO and President

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